Exhibit 10.24

Execution Copy

FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT

This First Amendment to the Loan and Security Agreement (this “Amendment”), dated as of January 29, 2020, is entered into among BCSF COMPLETE FINANCING SOLUTION LLC (the “Company”), as borrower; the Financing Providers party hereto; WELLS FARGO BANK, NATIONAL ASSOCIATION, in its capacity as collateral agent (in such capacity, the “Collateral Agent”); WELLS FARGO BANK, NATIONAL ASSOCIATION, in its capacity as collateral administrator (in such capacity, the “Collateral Administrator”); WELLS FARGO BANK, NATIONAL ASSOCIATION, in its capacity as securities intermediary (in such capacity, the “Securities Intermediary”); WELLS FARGO BANK, NATIONAL ASSOCIATION, in its capacity as bank (in such capacity, the “Bank”); and JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as administrative agent for the Financing Providers (in such capacity, the “Administrative Agent”).  Reference is hereby made to the Loan and Security Agreement (as amended or modified from time to time, the “Loan and Security Agreement”), dated as of April 30, 2019, among parties hereto.  Capitalized terms used herein without definition shall have the meanings assigned thereto in the Loan and Security Agreement.

WHEREAS, the parties hereto are parties to the Loan and Security Agreement;

WHEREAS, the parties hereto desire to amend the terms of the Loan and Security Agreement in accordance with Section 10.05 thereof as provided for herein; and

ACCORDINGLY, the Loan and Security Agreement is hereby amended as follows:

SECTION 1.         AMENDMENTS TO THE LOAN AND SECURITY AGREEMENT

(a)           The Loan and Security Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: stricken text) and to add the bold and double-underlined text (indicated textually in the same manner as the following example: bold and double-underlined text) as set forth on the pages of the Loan and Security Agreement attached as Exhibit A hereto. Exhibit A hereto constitutes a conformed copy of the Loan and Security Agreement including amendments made pursuant to this Amendment.

SECTION 2.         CONDITIONS PRECEDENT.  It shall be a condition precedent to the effectiveness of the amendments set forth in Section 1 of this Amendment that each of the following conditions is satisfied:

(a)           The Administrative Agent shall have received (i) executed counterparts of this Amendment from each party hereto, (ii) an executed counterpart of the First Amendment Date Letter Agreement from the Company, (iii) executed copies of the Relationship Agreement, the Voting Agreement, the HoldCo LLC Agreement and the Sourcing Agreement, each as in effect on the date hereof and (iv) all fees payable by the Company pursuant to the First Amendment Date Letter Agreement.

(b)           The Administrative Agent shall have received a certificate of an officer of the Company in form and substance reasonably satisfactory to the Administrative Agent to the effect that, as of the date of this Amendment:  (i) all of the representations and warranties set forth in Section 6.01 of the Loan and Security Agreement are true and correct (subject to any materiality qualifiers set forth therein) and (ii) no Default, Event of Default or Market Value Cure Failure has occurred.

(c)           The aggregate outstanding principal amount of the Advances does not exceed the Financing Commitment as in effect upon the effectiveness of this Amendment.

(d)           The Administrative Agent shall have received an opinion of counsel to the Company in form and substance reasonably satisfactory to the Administrative Agent relating to the enforceability of this Amendment and certain corporate matters with respect to the Company.

SECTION 3.         MISCELLANEOUS.

(a)           The Required Financing Providers’ execution of this Amendment shall constitute the written consent required under Section 10.05 of the Loan and Security Agreement.  In addition, for the avoidance of doubt, the execution of this Amendment shall constitute the consent of the Administrative Agent to the modification of each of the Sourcing Agreement, the HoldCo LLC Agreement and the Voting Agreement (each as defined in the Loan and Security Agreement immediately prior to the effectiveness of this Amendment) on the date hereof in the form referred to in Section 2(a)(iii) above.

(b)           The parties hereto hereby agree that, except as specifically amended herein, the Loan and Security Agreement is and shall continue to be in full force and effect and is hereby ratified and confirmed in all respects.  Except as specifically provided herein, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any party hereto under the Loan and Security Agreement, or constitute a waiver of any provision of any other agreement.

(c)           THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(d)           This Amendment may be executed in any number of counterparts by facsimile or other written form of communication, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.

(e)           Subject to the satisfaction of the conditions precedent specified in Section 2 above, this Amendment shall be effective as of the date of this Amendment first written above.

(f)            The Collateral Agent, the Collateral Administrator, the Securities Intermediary and the Bank assume no responsibility for the correctness of the recitals contained herein, and the Collateral Agent, the Collateral Administrator, the Securities Intermediary and the Bank shall not be responsible or accountable in any way whatsoever for or with respect to the validity, execution or sufficiency of this Amendment and makes no representation with respect thereto. In entering into this Amendment, the Collateral Agent, the Collateral Administrator, the Securities Intermediary and the Bank shall be entitled to the benefit of every provision of the Loan and Security Agreement relating to the conduct or affecting the liability of or affording protection to the Collateral Agent, the Collateral Administrator, the Securities Intermediary and the Bank, including their right to be compensated, reimbursed and indemnified, whether or not elsewhere herein so provided. The Administrative Agent, by its signature hereto, authorizes and directs the Collateral Agent, the Collateral Administrator, the Securities Intermediary and the Bank to execute this Amendment.

2

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

BCSF COMPLETE FINANCING SOLUTION LLC, as Company

By:

Name:
Title:

Signature Page to
First Amendment to Loan and Security Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Collateral Agent

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Securities Intermediary

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Bank

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Collateral Administrator

By:
Name:
Title:

Signature Page to
First Amendment to Loan and Security Agreement

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

The Financing Providers

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Lender

By:
Name:
Title:

Signature Page to
First Amendment to Loan and Security Agreement

EXHIBIT A

CONFORMED LOAN AND SECURITY AGREEMENT

Conformed through First Amendment to Loan and Security Agreement dated as of January 29, 2020

LOAN AND SECURITY AGREEMENT

dated as of

April 30, 2019

among

BCSF COMPLETE FINANCING SOLUTION LLC

the Financing Providers party hereto

the Collateral Administrator, Collateral Agent, Securities Intermediary and Bank party hereto

and

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,
as Administrative Agent

Table of Contents

		Page

	ARTICLE I
	THE PORTFOLIO INVESTMENTS

SECTION 1.01	Originations and Purchases of Portfolio Investments	22
SECTION 1.02	Procedures for Originations, Purchases and Related Financings	22
SECTION 1.03	Conditions to Originations and Purchases	23
SECTION 1.04	Sales of Portfolio Investments	24
SECTION 1.05	Currency Equivalents Generally; Certain Calculations	26

	ARTICLE II
	THE FINANCINGS

SECTION 2.01	Financing Commitments	27
SECTION 2.02	Initial Advance	27
SECTION 2.03	Financings, Use of Proceeds	27
SECTION 2.04	Initial Closing Conditions	30
SECTION 2.05	Other Conditions to Initial Funding	31

	ARTICLE III
	ADDITIONAL TERMS APPLICABLE TO THE FINANCINGS

SECTION 3.01	The Advances	31
SECTION 3.02	General	35
SECTION 3.03	Taxes	35
SECTION 3.04	Mitigation Obligations; Replacement of Lenders	38

	ARTICLE IV
	COLLECTIONS AND PAYMENTS

SECTION 4.01	Interest Proceeds	39
SECTION 4.02	Principal Proceeds	40
SECTION 4.03	Principal and Interest Payments; Prepayments; Commitment Fee; Priority of Payments	40
SECTION 4.04	Payments Generally	44
SECTION 4.05	Interest MV Cure Account and Principal MV Cure Account	45
SECTION 4.06	Proceeds Collection Account	46
SECTION 4.07	Reduction of Financing Commitments	46

	ARTICLE V
	[RESERVED]

	ARTICLE VI
	REPRESENTATIONS, WARRANTIES AND COVENANTS

SECTION 6.01	Representations and Warranties	46
SECTION 6.02	Covenants of the Company	49
SECTION 6.03	Separate Existence	52

SECTION 6.04	Amendments, Etc.	54

	ARTICLE VII
	EVENTS OF DEFAULT

	ARTICLE VIII
	ACCOUNTS; COLLATERAL SECURITY

SECTION 8.01	The Accounts; Agreement as to Control	57
SECTION 8.02	Collateral Security; Pledge; Delivery	60
SECTION 8.03	Capital Contributions	63
SECTION 8.04	Accountings	63

	ARTICLE IX
	THE AGENTS

SECTION 9.01	Appointment of Administrative Agent and Collateral Agent	63
SECTION 9.02	Additional Provisions Relating to the Collateral Agent and the Collateral Administrator	66

	ARTICLE X
	MISCELLANEOUS

SECTION 10.01	Non-Petition	68
SECTION 10.02	Notices	68
SECTION 10.03	No Waiver	68
SECTION 10.04	Expenses; Indemnity; Damage Waiver	68
SECTION 10.05	Amendments	69
SECTION 10.06	Confidentiality	69
SECTION 10.07	Successors; Assignments	70
SECTION 10.08	Non-Recourse	73
SECTION 10.09	Governing Law; Submission to Jurisdiction; Etc.	73
SECTION 10.10	Counterparts	74
SECTION 10.11	Headings	74
SECTION 10.12	Interest Rate Limitation	74
SECTION 10.13	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	75

Schedules

Schedule 1	Transaction Schedule
Schedule 2	Contents of Initial Approval Requests
Schedule 3	Contents of Final Approval Requests
Schedule 4	Eligibility Criteria
Schedule 5	Concentration Limitations
Schedule 6	Disqualified Lenders
Schedule 7	Moody’s Industries Codes
Schedule 8	Initial Loans
Schedule 9	Market Value Calculations

ii

Exhibit

Exhibit A	Form of Request for Advance
Exhibit B-1	Form of Daily Portfolio Holding Report
Exhibit B-2	Form of Quarterly Holdings Report
Exhibit C-1	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit C-2	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit C-3	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit C-4	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

iii

LOAN AND SECURITY AGREEMENT dated as of April 30, 2019 (this “Agreement”) among BCSF COMPLETE FINANCING SOLUTION LLC (the “Company”), a Delaware limited liability company, as borrower; the Financing Providers party hereto; WELLS FARGO BANK, NATIONAL ASSOCIATION, in its capacity as collateral agent (in such capacity, the “Collateral Agent”); WELLS FARGO BANK, NATIONAL ASSOCIATION, in its capacity as collateral administrator (in such capacity, the “Collateral Administrator”); WELLS FARGO BANK, NATIONAL ASSOCIATION, in its capacity as securities intermediary (in such capacity, the “Securities Intermediary”); WELLS FARGO BANK, NATIONAL ASSOCIATION, in its capacity as bank (in such capacity, the “Bank”, and collectively with the Securities Intermediary, the “Intermediary”); and JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as administrative agent for the Financing Providers hereunder (in such capacity, the “Administrative Agent”).

The Company is acquiring, contemporaneously with the execution hereof, certain middle market unitranche loans identified on Schedule 8 hereto (the “Initial Loans”) from BCSF Complete Financing Solution Holdco LLC (in such capacity, the “Depositor”) via assignment and contribution, pursuant to the Master Contribution Agreement and the Master Assignment Agreement.

The Company wishes to originate and accumulate additional middle market unitranche loans and certain other eligible loans (together with the Initial Loans, the “Portfolio Investments”), all on and subject to the terms and conditions set forth herein.

On and subject to the terms and conditions set forth herein, JPMorgan Chase Bank, National Association (“JPMCB”) has agreed to make advances to the Company (“Advances”) hereunder to the extent specified on the transaction schedule attached as Schedule 1 hereto (the “Transaction Schedule”).  JPMCB, together with its successors and permitted assigns, are referred to herein as the “Financing Providers”, and the types of financings to be made available by them hereunder are referred to herein as the “Financings”.  For the avoidance of doubt, the terms of this Agreement relating to types of Financings not indicated on the Transaction Schedule as being available hereunder shall not bind the parties hereto, and shall be of no force and effect.

Accordingly, the parties hereto agree as follows:

Except as otherwise specified herein or as the context may otherwise require, the following terms have the respective meanings set forth below for all purposes of this Agreement, and the definitions of such terms are equally applicable both to the singular and plural forms of such terms and to the masculine, feminine and neuter genders of such terms.

“Account” has the meaning specified in Section 8.01(a).

“Adjusted Principal Amount” means, on any date of determination, the greater of (x) the aggregate principal amount of the outstanding Advances and (y) the Minimum Facility Amount then in effect.

“Administrative Agent” has the meaning specified in the preamble.

“Administrative Expenses” means (i) the fees, expenses (including indemnities) and other amounts due or accrued in connection with the entry into of this Agreement or the administration or maintenance of the Company (including (x) any such amounts that were due and not paid on any prior date in accordance with the Priority of Payments and (y) the reimbursement of any such amounts paid by a third party on behalf of the Company (including an Affiliate of the Company)); provided that, for the avoidance of doubt, amounts that are expressly payable to any Person or entity under the Priority of

Payments in respect of an amount that is stated to be payable as an amount other than as Administrative Expenses (including, without limitation, interest and principal on the Advances) shall not constitute Administrative Expenses and (ii) fees, expenses (including indemnities) and other amounts payable to the Collateral Agent, the Collateral Administrator or the Intermediary, or any successor to any of them.

“Advances” has the meaning specified in the preamble.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Company) at law or in equity, or before or by any governmental authority, domestic or foreign, whether pending, active or, to the Company’s knowledge, threatened against or affecting the Company or its property that could reasonably be expected to result in a Material Adverse Effect.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with, such former Person (whether by virtue of ownership, contractual rights or otherwise).

“Agent Business Day” means any day on which commercial banks and foreign exchange markets settle payments in each of New York City and the city in which the corporate trust office of the Collateral Agent is located.

“Agents” means each of the Administrative Agent and the Collateral Agent.

“Amendment” has the meaning specified in Section 6.04.

“Antares” means Antares Midco Inc., a Delaware corporation.

“Antares HoldCo” shall mean Antares Complete Financing Solution Holdings LLC, a Delaware limited liability company.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company from time to time concerning or relating to bribery or corruption.

“Applicable Margin” means, for each Advance, the amount specified on the Transaction Schedule as the “Applicable Margin for Advances”.

“Approval Request” has the meaning specified in Section 1.02(a).

“Bank” has the meaning specified in the preamble.

“Base Rate” shall mean, for any day,(i) with respect to USD Advances, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 0.5%, (ii) with respect to CAD denominated Advances, the Canadian Prime Rate and (iii) with respect to any GBP Advance or Advance denominated in EUR, the annual rate of interest announced from time to time by the Administrative Agent (or an affiliate thereof) as being its reference rate then in effect for determining interest rates on commercial loans made by it in the United Kingdom (with respect to GBP Advances) or the Euro Zone (with respect to Advances denominated in EUR).  Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate, the Canadian Prime Rate or a rate specified in clause (iii) above shall be effective from and including the effective date of such change.

“Business Day” means any day on which commercial banks are open in New York City; provided that (i) with respect to any provisions herein relating to the setting of the LIBO Rate or the calculation or conversion of amounts denominated in GBP, “Business Day” shall be deemed to exclude any day on which banks are required or authorized to be closed in London, England, (ii) with respect to any provisions herein relating to the calculation or conversion of amounts denominated in CAD, “Business Day” shall be deemed to exclude any day on which banks are required or authorized to be closed in Toronto, Canada and (iii) with respect to any provisions herein relating to the setting of EURIBOR or the calculation or conversion of amounts denominated in EUR, “Business Day” shall be deemed to exclude any day on which TARGET2 is not open for settlement of payments in Euro.

“CAD” means the lawful currency of Canada.

“Calculation Date” means, with respect to any Calculation Period, the last day of such Calculation Period.

“Calculation Period” means the period from and including the date on which the first Advance is made hereunder to and including July 5, 2019, and each successive three (3) month period (i.e., ending on each July 5, October 5, January 5 and April 5) during the term of this Agreement (or, in the case of the last Calculation Period, if the last Calculation Period does not end on such a date (each such date, a “Calculation Period Start Date”), the period from and including the preceding Calculation Period Start Date to but excluding the Maturity Date).

“Canadian Prime Rate” means, on any day, the rate determined by the Administrative Agent to be the higher of (i) the rate equal to the PRIMCAN Index rate published by Bloomberg Financial Markets Commodities News (or any successor to or substitute for such service, providing rate quotations comparable to those currently provided by such service, as determined by the Administrative Agent from time to time) at 10:15 a.m. Toronto time on such day and (ii) the CDOR Rate, plus 1% per annum.  Any change in the Canadian Prime Rate due to a change in the PRIMCAN Index or the CDOR Rate shall be effective from and including the effective date of such change in the PRIMCAN Index or CDOR Rate, respectively.

“CDOR Rate” means, on any day and for any period, an annual rate of interest equal to the average rate applicable to CAD bankers’ acceptances for a three month period (or, for purposes of the definition of the term “Canadian Prime Rate”, a thirty day period) that appears on the Reuters Screen CDOR Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time), rounded to the nearest 1/100th of 1% (with .005% being rounded up), at approximately 10:15 a.m. Toronto time on such day, or if such day is not a Business Day, then on the immediately preceding Business Day (the “Screen Rate”); provided that (i) if such Screen Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement and (ii) the CDOR Rate with respect to the first Calculation Period shall be determined by interpolating linearly between the rate for deposits with a term of thirty days and the rate for deposits with a term of three months.

“CFC” means a “controlled foreign corporation” as defined in Section 957 of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which (x) Parent, Antares and/or their respective Affiliates, collectively, (i) cease to possess, directly or indirectly, the ability to direct the material actions of the Company or the management policies and decisions of the Company, or (ii) cease, directly or indirectly, to own and control legally and beneficially all of the equity interests of the Company, or (y) Parent, Antares or an affiliate of Parent or Antares ceases to be a “manager” (as such term is defined in the HoldCo LLC Agreement) of HoldCo.

“Charges” has the meaning specified in Section 10.12.

“Code” means The United States Internal Revenue Code of 1986, as amended.

“Collateral” has the meaning specified in Section 8.02(a).

“Collateral Account” has the meaning specified in Section 8.01(a).

“Collateral Administrator” has the meaning specified in the preamble.

“Collateral Agent” has the meaning specified in the preamble.

“Collateral Principal Balance” means, on any date of determination, (A) the aggregate principal balance of the Portfolio Investments, including for this purpose the funded and unfunded balance of any Delayed Funding Term Loan, as of such date plus (B) the amounts on deposit in the Principal Collection Account (including cash and Eligible Investments) representing Principal Proceeds as of such date minus (C) the aggregate principal balance of all Ineligible Investments and the amount of any Unfunded Exposure Shortfall as of such date.

“Collection Account” means the Interest Collection Account and the Principal Collection Account, collectively.

“Commitment Fee” has the meaning specified in Section 4.03(e).

“Company” has the meaning specified in the preamble.

“Compliance Condition” has the meaning specified in Schedule 9 hereto.

“Concentration Limitations” has the meaning specified on Schedule 5 hereto.

“Contribution Date” means with respect to any Portfolio Investment contributed to the Company pursuant to Section 8.03, the date such Portfolio Investment is contributed to the Company.

“Currency Shortfall” has the meaning specified in Section 4.04(b).

“Custodial Account” has the meaning specified in Section 8.01(a).

“Daily Portfolio Holding Report” has the meaning specified in Section 8.04.

“Default” has the meaning specified in Section 1.03(c).

“Delayed Funding Term Loan” means any Portfolio Investment that, as of the date of determination, (a) requires the holder thereof to make one or more future advances to the obligor under the Underlying Instruments relating thereto, (b) specifies a maximum amount that can be borrowed on one or more borrowing dates, and (c) does not permit the re-borrowing of any amount previously repaid by the obligor thereunder; but any such Portfolio Investment will be a Delayed Funding Term Loan only until all commitments by the holders thereof to make advances to the obligor thereon expire or are terminated or reduced to zero.

“Deliver” (and its correlative forms) means the taking of the following steps:

(1)           in the case of Portfolio Investments, Eligible Investments and amounts deposited into an Account, by (x) causing the Securities Intermediary to indicate by book entry that a financial asset comprised thereof has been credited to the Custodial Account and (y) causing the Securities Intermediary to agree that it will comply with entitlement orders originated by the Collateral Agent with respect to each such security entitlement without further consent by the Company;

(2)           in the case of each general intangible (including any participation interest that is not, or the debt underlying which is not, evidenced by an instrument), by notifying the obligor thereunder of the security interest of the Collateral Agent; provided that the Company shall not be required to notify the obligor unless an Event of Default has occurred and is continuing or a Market Value Cure Failure shall have occurred; and provided, further, that if an Event of Default has occurred and is continuing or a Market Value Cure Failure shall have occurred and, in either case, the Company has not so notified the obligor within one (1) Business Day of request by the Administrative Agent, the Administrative Agent may so notify such obligor;

(3)           in the case of Portfolio Investments consisting of instruments (the “Possessory Collateral”) that do not constitute a financial asset forming the basis of a security entitlement delivered to the Collateral Agent pursuant to clause (1) above, by causing (x) the Collateral Agent to obtain possession of such Possessory Collateral in the State of New York or the State of Minnesota, or (y) a person other than the Company and a securities intermediary (A)(I) to obtain possession of such Possessory Collateral in the State of New York or the State of Minnesota, and (II) to then authenticate a record acknowledging that it holds possession of such Possessory Collateral for the benefit of the Collateral Agent or (B)(I) to authenticate a record acknowledging that it will take possession of such Possessory Collateral for the benefit of the Collateral Agent and (II) to then acquire possession of such Possessory Collateral in the State of New York or the State of Minnesota;

(4)           in the case of any account which constitutes a “deposit account” under Article 9 of the UCC, and by causing the Bank to continuously identify in its books and records the security interest of the Collateral Agent in such account and, except as may be expressly provided herein to the contrary, establishing dominion and control over such account in favor of the Collateral Agent; and

(5)           in all cases, by filing or causing the filing of a financing statement with respect to such Collateral with the Secretary of State of the State of Delaware.

Notwithstanding clauses (1) and (4) above, the Company shall ensure that all Portfolio Investments denominated in a Permitted Non-USD Currency and all proceeds thereof shall be deposited in or credited to a Permitted Non-USD Currency Account established for such Permitted Non-USD Currency.

“Depositor” has the meaning specified in the preamble.

“Designated Email Notification Address” means Credit_TreasuryTeam@baincapital.com; provided that the Company may, upon at least five (5) Business Day’s written notice to the applicable Agent, designate any other email address with respect to the Company as a Designated Email Notification Address.

“Designated Independent Broker-Dealer” means JPMorgan Securities LLC, provided that, so long as no Market Value Cure Failure shall have occurred and no Event of Default shall have occurred and be continuing, the Company may, upon at least five (5) Business Day’s written notice to the applicable Agent, designate another Independent Broker-Dealer as the Designated Independent Broker-Dealer.

“Disqualified Lender” means (a)(i) each Person identified by its complete and correct legal name on Schedule 6 as of the date hereof and (ii) subject to the consent of the Administrative Agent and to the extent that no Event of Default has occurred and is continuing at such time, each Person who is identified by its complete and correct legal name by the Company to the Administrative Agent from time to time in a supplement to Schedule 6 and (b) in the case of each Person identified pursuant to clause (a) above, any of its Affiliates that are either (x) identified in writing by their respective complete and correct legal names by the Company to the Administrative Agent from time to time or (y) known or reasonably identifiable as an Affiliate of any such Person.  For the avoidance of doubt, any legal name of a Person shall be considered “complete and correct” notwithstanding (i) any change in the legal name of such Person, to the extent the new name is (x) identified in writing by the Company to the Administrative Agent from time to time or (y) known or reasonably identifiable as the new name of such Person or (ii) any variance in punctuation.

“Dollar Equivalent” means, with respect to any Advance denominated in a Permitted Non-USD Currency, the amount of USD that would be required to purchase the amount of such Permitted Non-USD Currency of such Advance using the reciprocal foreign exchange rates obtained as described in the definition of the term Spot Rate.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States (but excluding any territory or possession thereof).

“Effective Date” has the meaning specified in Section 2.04.

“Effective Date Letter Agreement” means the letter agreement dated as of the date hereof between the Company and the Administrative Agent.

“Effective Tax Rate” means the highest combined marginal federal, state and local income Tax rate applicable to corporations resident in New York, New York during such period, taking into account the deductibility of state and local Taxes from federal taxable income.

“Eligibility Criteria” means the eligibility criteria set forth in Schedule 4.

“Eligible Currency” means U.S. Dollars and each Permitted Non-USD Currency.

“Eligible Investments” has the meaning specified in Section 4.01.

“Eligible Jurisdiction” means the United States (or any State thereof), Canada, the United Kingdom and any country within the Euro Zone.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Enforcement Priority of Payments” has the meaning specified in Section 4.03(i).

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder by the United States Department of Labor, as from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412, 430 or 431 of the Code).

“ERISA Event” means that (1) the Company has underlying assets which constitute “plan assets” under the Plan Asset Rules, (2) the Company sponsors, maintains, contributes to or is required to contribute to any Plan, or (3) the Company incurs a liability with respect to any Plan sponsored, maintained or contributed to by an ERISA Affiliate which, with respect to this clause (3), would reasonably be expected to have a Material Adverse Effect (it being understood that the assertion of any claim relating to any such Plan against the Company shall constitute a Material Adverse Effect).

“Estimated Taxable Income” means, as of any Calculation Date, a good-faith estimate of the taxable income of the Company for the current Tax Year through the end of calendar quarter in which such Calculation Date occurs.

“EUR”, “Euros” and “€” mean the lawful currency of each state so described in any EMU Legislation introduced in accordance with the EMU Legislation.

“EURIBOR” means, for each Calculation Period relating to an Advance in EUR, the Euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) displayed on Reuters Screen EURIBOR01 on the Bloomberg Financial Markets Commodities News (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in the EUR in the Euro Zone) at approximately 11:00 a.m., Brussels time, two (2) Business Days prior to the commencement of such Calculation Period, as the rate for EUR deposits with a maturity of three months; provided that EURIBOR with respect to the first Calculation Period shall be determined by interpolating linearly between the rate for deposits with a term of thirty days and the rate for deposits with a term of three months.  If such rate is not available at such time for any reason, then EURIBOR for such Calculation Period shall be the rate (which shall not be less than zero) at which EUR deposits in an amount corresponding to the amount of such Advance and for the applicable maturity are offered by the principal Brussels office of the Administrative Agent in immediately available funds in the Euro Zone interbank market at approximately 11:00 a.m., Brussels time, two (2) Business Days prior to the commencement of such Calculation Period.  Notwithstanding anything in the foregoing to the contrary, if EURIBOR as calculated for any purpose under this Agreement is below zero percent, EURIBOR will be deemed to be zero percent for such purpose until such time as it exceeds zero percent again.

“Events of Default” has the meaning specified in Article VII.

“Excess Concentration Amount” means, as of any date of determination, the sum, without duplication, of the Market Value of the portion of each Portfolio Investment, if any, that is in excess of any Concentration Limitations (to the extent such Portfolio Investment was in excess of such Concentration Limitations at the times provided on Schedule 5).  If multiple Portfolio Investments are in excess of the Concentration Limitations, then from those Portfolio Investments, the Company may select the Portfolio Investments (or portions thereof) to be counted above; provided, further, that, absent a selection by the Company, Portfolio Investments (or portions thereof) with the lowest Market Values shall be counted above until the Concentration Limitations are satisfied.

“Excluded Permitted Distribution Account” has the meaning specified in Section 8.01(a).

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, imposed as a result of such Recipient being organized under the laws of, or having its principal office or, its applicable lending office (or relevant office for receiving payments from or on account of the Company or making funds available to or for the benefit of the Company) located in, the jurisdiction imposing such Tax (or any political subdivision thereof), (b) Other Connection Taxes, (c) U.S. withholding Taxes imposed on amounts payable to or for the account of such Recipient that are or would be required to be withheld pursuant to a law in effect on the date on which (i) such Recipient acquires an interest in the Financing Commitment or Advance or becomes an Agent or (ii) such Recipient changes its office for receiving payments by or on account of the Company or making funds available to or for the benefit of the Company, except in each case to the extent that, pursuant to Section 3.03, amounts with respect to such Taxes were payable either to such Recipient’s assignor immediately before such Recipient became a party hereto or to such Recipient immediately before it changed its office for receiving payments by or on account of the Company or making funds available to or for the benefit of the Company, (d) Taxes attributable to such Recipient’s failure to comply with Section 3.03(f), (e) any Taxes imposed under FATCA and (f) U.S. backup withholding Taxes.

“Expense Cap” means $335,526.32 for any 12-month period.

“Facility Reduction” has the meaning specified in Section 4.07.

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version of such Sections), any current or future regulations or official interpretations thereof, intergovernmental agreements thereunder, any fiscal or regulatory legislation, rules, guidance notes or practices adopted pursuant to such intergovernmental agreements, similar or related non-U.S. laws that correspond to Sections 1471 to 1474 of the Code, and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Final Approval Request” has the meaning specified in Section 1.02(a).

“Financing Commitment” has the meaning specified in Section 2.01.

“Financing Limit” has the meaning specified on the Transaction Schedule.

“Financing Providers” has the meaning specified in the preamble.

“Financings” has the meaning specified in the preamble.

“First Amendment Date” means January 29, 2020.

“First Amendment Date Letter Agreement” means the letter agreement, dated as of the First Amendment Date, between the Company and the Administrative Agent.

“First Lien Loan” means a Portfolio Investment (i) that is not (and cannot by its terms become) subordinate in right of payment to any obligation of the obligor thereof (other than a Permitted Working Capital Facility) in any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings, (ii) that is secured by a pledge of collateral, which security interest is validly perfected and first priority (subject to liens for Taxes or regulatory charges and any other liens permitted under the related Underlying Instruments that are reasonable and customary for similar loans and liens securing a Permitted Working Capital Facility) under applicable law and (iii) the Company determines in good faith that the value of the collateral securing the loan (including based on enterprise value) on or about the time of origination or acquisition by the Company equals or exceeds the outstanding principal balance thereof plus the aggregate outstanding balances of all other loans of equal or higher seniority secured by the same collateral.

“Foreign Holdco” means any Domestic Subsidiary substantially all of the assets of which are capital stock of one or more CFCs.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States, as applied from time to time by the Company.

“GBP” and “£” mean British Pounds.

“GBP Advance” any Advance denominated in GBP.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“HoldCo” means BCSF Complete Financing Solution Holdco LLC, a Delaware limited liability company.

“HoldCo LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of HoldCo, as amended on and prior to the First Amendment Date.

“Indebtedness” as applied to any Person, means, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services (other than ordinary trade payables); (v) all indebtedness secured by any lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (vi) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (vii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another; (viii) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; and (ix) any liability of such Person for an obligation of another through any contractual obligation (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (ix), the primary purpose or intent thereof is as described in clause (viii) above.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Company under this Agreement and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 10.04(b).

“Independent Broker-Dealer” means any of the following (as such list may be revised from time to time by mutual agreement of the Company and the Administrative Agent):  Bank of America, N.A., The Bank of Montreal, Barclays Bank plc, BNP Paribas, Citibank, N.A., Credit Suisse, Deutsche Bank AG, Goldman Sachs & Co., Morgan Stanley & Co, The Royal Bank of Scotland plc, UBS AG, Royal Bank of Canada and Wells Fargo, National Association, Nomura Securities International, Inc., Merrill Lynch, Pierce, Fenner & Smith, Incorporated and any affiliate or legal successor of any of the foregoing.

“Ineligible Investment” means any Portfolio Investment that fails at any time to satisfy the Eligibility Criteria unless otherwise agreed by the Administrative Agent; provided that, for purposes of clauses (6), (13) and (30) of the Eligibility Criteria only, any such failure with respect to a Portfolio Investment will be determined solely at the time of Origination or Purchase thereof, as applicable, by the Company.

“Information” means (i) the Loan Documents and the details of the provisions thereof and (ii) all information received from the Company or any Affiliate thereof relating to the Company or its business or any obligor in respect of any Portfolio Investment in connection with the transactions contemplated by this Agreement.

“Initial Approval Request” has the meaning specified in Section 1.02(a).

“Initial Loans” has the meaning specified in the preamble.

“Interest Collection Account” has the meaning specified in Section 8.01(a).

“Interest MV Cure Account” has the meaning specified in Section 8.01(a).

“Interest Priority of Payments” has the meaning specified in Section 4.03(g).

“Interest Proceeds” means all payments of interest received by the Company in respect of the Portfolio Investments and Eligible Investments (in each case other than accrued interest purchased by the Company, but including proceeds received from the sale of interest accrued after the date on which the Company acquired the related Portfolio Investment), all other payments on the Eligible Investments (other than principal payments received on Eligible Investments purchased with Principal Proceeds) and all payments of fees and other similar amounts received by the Company or deposited into any of the Accounts or Permitted Non-USD Currency Accounts (including unused commitment fees, facility fees, late payment fees, prepayment premiums, amendment fees and waiver fees, but excluding syndication or other up-front fees and administrative agency or similar fees); provided, however, that, for the avoidance of doubt, Interest Proceeds shall not include amounts or Eligible Investments in the Excluded Permitted Distribution Account or any proceeds therefrom.

“Intermediary” has the meaning specified in the preamble.

“Investment” means (a) the purchase of any debt or equity security of any other Person, or (b) the making of any loan or advance to any other Person, or (c) becoming obligated with respect to Indebtedness of any other Person.

“IRS” means the United States Internal Revenue Service.

“JPMCB” has the meaning specified in the preamble.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any governmental authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any governmental authority, in each case whether or not having the force of law.

“Lender” has the meaning specified in Section 2.01.

“LIBO Rate” means, for each Calculation Period relating to an Advance denominated in USD or GBP, the rate appearing on the Reuters Screen LIBOR 01 Page (or, in the case of a GBP Advance, the Reuters Screen LIBOR 02 Page) on the Bloomberg Financial Markets Commodities News (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in the applicable Eligible Currency in the London interbank market) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Calculation Period, as the rate for U.S. Dollar deposits (or, in the case of a GBP Advance, deposits in GBP) with a maturity of three months; provided that the LIBO Rate with respect to the first Calculation Period shall be determined by interpolating linearly between the rate for deposits with a term of thirty days and the rate for deposits with a term of three months.  If such rate is not available at such time for any reason, then the LIBO Rate for such Calculation Period shall be the rate (which shall not be less than zero) at which U.S. Dollar deposits (or, in the case of a GBP Advance, deposits in GBP) in an amount corresponding to the amount of such Advance and for the applicable maturity are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Calculation Period.  Notwithstanding anything in the foregoing to the contrary, if the LIBO Rate as calculated for any purpose under this Agreement is below zero percent, the LIBO Rate will be deemed to be zero percent for such purpose until such time as it exceeds zero percent again.

“Lien” means any lien, security interest, mortgage, pledge, hypothecation, encumbrance, preference, priority, preferential arrangement, charge, or adverse claim.

“Loan Assignment Agreement” has the meaning specified in Section 8.01(a).

“Loan Documents” means this Agreement, the Omnibus Financing Terms Agreement, the Master Contribution Agreement, each Master Assignment Agreement (in each case, including schedules and exhibits thereto), the First Amendment Date Letter Agreement, and any agreements entered into in connection herewith by the Company with or in favor of the Administrative Agent and/or the Lenders, including any amendments, modifications or supplements thereto or waivers thereof, UCC filings and any certificates prepared in connection with this Agreement.

“LTV Ratio” means, on any date of determination, an amount (expressed as a percentage) equal to (A)(i) the principal amount of the then outstanding Advances (assuming that Advances have been made for any outstanding Purchase Commitments (other than Purchase Commitments for the unfunded portions of Delayed Funding Term Loans in respect of which no Advance has been requested) which have traded but not settled) and the accrued but unpaid interest payable on the Advances minus (ii) the amounts then on deposit in the Collateral Accounts and the Permitted Non-USD Currency Accounts (including cash and Eligible Investments, but excluding amounts on deposit in the Unfunded Exposure Account (or the applicable Permitted Non-USD Currency Account in respect of such Unfunded Exposure Amounts relating to Portfolio Investments denominated in a Permitted Non-USD Currency) and Principal Proceeds that have been designated to pay a portion of the purchase price in respect of any Purchase Commitments which have traded but not settled) plus (iii) the Unfunded Exposure Shortfall divided by (B) the Net Asset Value.

“Maintenance LTV Ratio” has the meaning specified in Schedule 9.

“Margin Stock” has the meaning set forth under Regulation U issued by the Federal Reserve Board, including any debt security which is by its terms convertible into “Margin Stock”.

“Market Value” means, on any date of determination, with respect to any Portfolio Investment, the market value of such Portfolio Investment as assigned by the Administrative Agent in accordance with Schedule 9.

“Market Value Cure” means, on any date of determination, (i) the contribution of cash to the Company (which shall be deposited in the Principal MV Cure Account) or additional Eligible Investments to the Company and the pledge and Delivery thereof by the Company to the Collateral Agent pursuant to the terms hereof, (ii) the prepayment by the Company of an aggregate principal amount of Advances (together with accrued and unpaid interest thereon but otherwise without penalty or premium), (iii) the sale of Portfolio Investments in accordance with Section 1.04 or (iv) any combination of the foregoing clauses (i) , (ii) or (iii), in each case during the Market Value Cure Period and in an amount such that the Compliance Condition is satisfied.  In connection with any Market Value Cure, a Portfolio Investment shall be deemed to have been sold by the Company if there has been a valid, binding and enforceable contract for the assignment of such Portfolio Investment and, in the reasonable judgment of the Company, such assignment will settle within fifteen (15) Business Days from the related Trade Date thereof.  The Company shall use its best efforts to effect any such assignment within such time period.

“Market Value Cure Failure” means (x) the occurrence of each of (i) the inability of the Company to demonstrate in writing to the Administrative Agent (which determination may be accepted or not accepted in the sole discretion of the Administrative Agent), prior to the end of the applicable Market Value Cure Period, that a determination made by the Administrative Agent that a Market Value Event has occurred is no longer accurate (whether due to an increase in the Net Asset Value during the Market Value Cure Period or otherwise) and (ii) the failure by the Company to effect a Market Value Cure as set forth in the definition of such term or (y) if in connection with any Market Value Cure, a Portfolio Investment sold shall fail to settle within fifteen (15) Business Days from the related Trade Date thereof (such settlement date to be extended by five (5) Business Days upon the Company’s request if the Company represents to the Administrative Agent that it is diligently pursuing the settlement of such sale) or in such longer period as may be agreed to by the Administrative Agent in its sole discretion.

“Market Value Cure Period” means the period commencing on the Business Day on which the Administrative Agent notifies the Company of the occurrence of a Market Value Event (which notice shall be given by the Administrative Agent prior to 2:00 p.m., New York City time, on any Business Day, and if not given by such time, such notice shall be deemed to have been given on the next succeeding Business Day) and ending at (x) 5:00 p.m., New York City time, on the date that is two (2) Business Days thereafter or (y) such later date and time as may be agreed to by the Administrative Agent in its sole discretion.

“Market Value Event” means the notification in writing by the Administrative Agent to the Company that it has determined that as of any date the LTV Ratio is greater than the Maintenance LTV Ratio.

“Master Assignment Agreement” means individually and/or collectively as the context may require, (i) that certain Assignment Agreement, dated as of April 30, 2019, among the Company, HoldCo, Antares Bain Capital Complete Financing Solution LLC and ABC Complete Financing Solution LLC, (ii) that certain Assignment and Assumption, dated as of April 30, 2019, among the Company, HoldCo, Antares Bain Capital Complete Financing Solution LLC and ABC Complete Financing Solution LLC and (iii) each of those two certain Assignment Agreements, dated as of April 30, 2019, between Antares Bain Capital Complete Financing Solution LLC and the Company.

“Master Contribution Agreement” means the Master Contribution Agreement, dated as of April 30, 2019, among the Company, HoldCo, and Parent.

“Material Adverse Effect” has the meaning specified in Section 6.01(m).

“Maturity Date” means the date that is the earliest of (1) the Scheduled Termination Date set forth on the Transaction Schedule, (2) the date on which the Secured Obligations become due and payable following the occurrence of an Event of Default under Article VII, (3) the date on which the Advances are repaid in full pursuant to Section 4.03(c)(ii) and (4) the date after a Market Value Cure Failure occurs on which all Portfolio Investments have been sold and the proceeds therefrom have been received by the Company.

“Maximum Rate” has the meaning specified in Section 10.12.

“Minimum Facility Amount” means the lower of (a) the then-current Financing Commitment and (b) the amount set forth in the table below.

Period Start Date (from and including)	Period End Date (to but excluding)	Minimum Facility Amount (U.S.$)
Effective Date	August 29, 2019	416,613,312.50
August 29, 2019	First Amendment Date	466,606,910.00
First Amendment Date	July 29, 2020	300,000,000
July 29, 2020	Last day of the Reinvestment Period	350,000,000

“Nationally Recognized Valuation Provider” means Houlihan Lokey, Inc., Lincoln International LLC, Murray Devine, Valuation Research Corporation, FTI Consulting and any other entity providing professional asset valuation services that is mutually agreed by the Administrative Agent and the Company.

“Net Asset Value” means, on any date of determination, the sum of the Market Value (expressed as a percentage of par) of each Portfolio Investment (both owned and in respect of which there are outstanding Purchase Commitments which have traded but not settled) in the Portfolio other than the unfunded commitment amount of the Delayed Funding Term Loan multiplied by the funded principal amount of such Portfolio Investment; provided that (x) any Ineligible Investment or (y) any Portfolio Investment which has traded but not settled within fifteen (15) Business Days from the related Trade Date shall be excluded from the calculation of the Net Asset Value and assigned a value of zero for such purposes; provided, further, that the Excess Concentration Amount shall be subtracted from the Net Asset Value; provided, further that, if the trade date for the sale of a Portfolio Investment by the Company has occurred , the related settlement date has not occurred and the Administrative Agent has received satisfactory evidence that such trade has been entered into (which evidence shall include the sale price), the Market Value of such Portfolio Investment shall be deemed to be such sale price.

“Non-Call Period End Date” means the earlier of (i) the date on which a Non-Call Termination Event occurs and (ii) July 29, 2021.

“Non-Call Termination Event” means (i)  more than two out of any ten consecutive Initial Approval Requests are not approved by JPMCB (within the time specified in Section 1.02(c)), provided that if the Administrative Agent initially does not approve but then subsequently approves any such Initial Approval Request, it shall be deemed an approval of such Initial Approval Request to the extent that the applicable Portfolio Investment is subsequently Originated or Purchased by the Company, (ii) if the Administrative Agent approves an Initial Approval Request with respect to a potential Portfolio Investment and does not approve (within the time specified in Section 1.02(c)) the subsequent Final Approval Request with respect to such Portfolio Investment, other than as a result of a material adverse change in the credit profile of the borrower under such Portfolio Investment since the approval of the Initial Approval Request thereto, (iii) unless a material adverse change has occurred in the credit profile of the borrower under such Portfolio Investment since the original funding thereof under this Agreement, the Administrative Agent does not approve a proposed Portfolio Investment pursuant to Section 1.02(c), (iv) JPMCB and its Affiliates, collectively, cease to hold more than  50% of the Advances and the outstanding Financing Commitments or (v) JPMCB or one of its Affiliates ceases to be the Administrative Agent.

“Omnibus Financing Terms Agreement” means the Omnibus Financing Terms Agreement, dated as of April 30, 2019, among the Company, ABC Complete Financing Solution LLC, Antares Complete Financing Solution LLC, Bain Capital Specialty Finance, Inc., Bain Complete Financing Solution Holdco LLC, the Administrative Agent, Wells Fargo Bank, N.A. and the Financing Providers party thereto.

“Origination” has the meaning specified in Section 1.01.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment, grant of a participation, designation of a new office for receiving payments by or on account of a Recipient (other than an assignment pursuant to Section 3.04(b)).

“Parent” means Bain Capital Specialty Finance, Inc., a Delaware corporation.

“Parent Entities” means the Parent and HoldCo.

“Participant” has the meaning specified in Section 10.07(c).

“Participant Register” has the meaning specified in Section 10.07(d).

“Payment Date” means, with respect to any Calculation Period, the date that is fifteen (15) calendar days after the Calculation Date with respect thereto (i.e., each January 20, April 20, July 20 and October 20); provided that whenever any payment to be made hereunder shall be stated to be due on a day that is not an Agent Business Day, such payment shall be made on the next succeeding Agent Business Day.

“Payment Date Report” has the meaning specified in Section 4.03(i).

“Permitted CAD Account” means any account (including any subaccount thereof established for the benefit of the Company) established by the Intermediary in its own name at its designated custodian in Canada to hold cash or investments of the nature of the Portfolio Investments denominated in CAD for its clients, with respect to which the Intermediary (and not its clients) has the right to direct the Intermediary’s designated custodian for all purposes.

“Permitted Distribution” means distributions of Interest Proceeds, Principal Proceeds or proceeds of Advances in connection with any Restricted Payment, in each case pursuant to (a) the Priority of Payments or (b) Section 4.02(c); provided that no such Restricted Payment shall constitute a Permitted Distribution unless, immediately prior thereto and after giving effect thereto (i) the Compliance Condition is satisfied, (ii) no Event of Default or, in the case of distributions of the proceeds of an Advance, Default, shall have occurred and be continuing, (iii) no Market Value Cure Failure shall have occurred and (iv) if such Permitted Distribution occurs on a date that is not a Payment Date, the Company believes in good faith that there will be sufficient funds to make the payments contemplated by Sections 4.03(g)(A) and 4.03(g)(B) as of the next Payment Date.

“Permitted EUR Account” means any account (including any subaccount thereof established for the benefit of the Company) established by the Intermediary in its own name at its designated custodian in Frankfurt, Germany to hold cash or investments of the nature of the Portfolio Investments denominated in EUR for its clients, with respect to which the Intermediary (and not its clients) has the right to direct the Intermediary’s designated custodian for all purposes.

“Permitted GBP Account” means any account (including any subaccount thereof established for the benefit of the Company) established by the Intermediary in its own name at its designated custodian in London, England to hold cash or investments of the nature of the Portfolio Investments denominated in GBP for its clients, with respect to which the Intermediary (and not its clients) has the right to direct the Intermediary’s designated custodian for all purposes.

“Permitted Intraperiod Payment” means any application of funds pursuant to Section 4.03(j).

“Permitted Lien” means (i) any Lien created by this Agreement or the other Loan Documents, (ii) any Lien for Taxes not yet due and payable, or the amount or validity of which is being contested by appropriate proceedings and for which appropriate reserves are maintained in accordance with GAAP, (iii) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies, (iv) any Lien on the Excluded Permitted Distribution Account and all investments, obligations and other property from time to time credited thereto, (v) any Lien under any of the Underlying Instruments related to a Portfolio Investment (including pursuant to any intercreditor agreement, “agreement among lenders” or similar agreements or any purchase option contained therein) and (vi) any buyout right of Antares or its Affiliates to purchase a Portfolio Investment or other asset from the Company in accordance with Annex A of the Relationship Agreement.

“Permitted Non-USD Currency” means CAD, EUR and GBP.

“Permitted Non-USD Currency Account” means each Permitted CAD Account, Permitted EUR Account and Permitted GBP Account.

“Permitted Non-USD Currency Equivalent” means, with respect to any amount in USD, the amount of any Permitted Non-USD Currency that could be purchased with such amount of USD using the reciprocal foreign exchange rate(s) obtained as described in the definition of the term Spot Rate.

“Permitted Working Capital Creditor” means any of the foregoing Persons: (i) Antares Midco Inc., any Affiliate thereof and any fund or other collective investment vehicle managed by Antares Midco Inc. or any such Affiliate on a discretionary basis, (ii) Parent, any Affiliate thereof and any fund or other collective investment vehicle managed by Parent or any such Affiliate on a discretionary basis, (iii) any fund, account or other investment vehicle managed by Bain Capital Credit, LP or any Affiliate thereof on a discretionary basis and (iv) any fund or other collective investment vehicle a majority of whose shares, limited partnership interests or other equity securities are beneficially owned, directly or indirectly, by Harvard Management Private Equity Corporation or any of its Affiliates.

“Permitted Working Capital Facility” means, with respect to any obligor of a Portfolio Investment, (x) in the case of an obligor in respect of an Initial Loan, any working capital facility that is outstanding on the date of this Agreement and (y) with respect to any other obligor, a working capital facility (or other facility consented to by the Administrative Agent in writing (including via e-mail) in its sole discretion), whether or not part of the same facility as the Portfolio Investment and whether a term loan, a delayed draw term loan or a revolving loan, the aggregate principal commitment amount (whether funded or unfunded) of which does not exceed, as of the date of the initial closing of such Portfolio Investment, 25% of the aggregate principal amount (including, in the case of any Delayed Funding Term Loan, any unfunded commitment and including, in all cases, any portion of the aggregate principal amount of such aggregate principal amount held by persons other than the Company) of such Portfolio Investment; provided that no such facility that is a term loan or a delayed funding term loan shall constitute a Permitted Working Capital Facility on any date on which any lender thereunder or any holder or owner (as the case may be) of any interest therein thereof is not a Permitted Working Capital Creditor.

“Person” means any natural person, corporation, partnership, trust, limited liability company, association, governmental authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) that is subject to Section 412 of the Code or Title IV of ERISA.

“Plan Asset Rules” means the regulations issued by the United States Department of Labor at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the United States Code of Federal Regulations or any successor regulations, as modified by Section 3(42) of ERISA, and the rules and regulations thereunder.

“Portfolio” has the meaning specified in Section 1.01.

“Portfolio Investment Repayment Event” means, on any date of determination, the receipt by the Company since the most recent Calculation Date of Principal Proceeds reflecting principal repayments or sales with respect to Portfolio Investments, which principal repayments or sales proceeds shall be in an aggregate amount greater than or equal to $8,400,000.

“Portfolio Investments” has the meaning specified in the preamble.

“Predecessor LSA” means the “Current LSA” as defined in the Omnibus Financing Terms Agreement.

“Preferred Distributions” means an amount equal to 0.6425% per annum on the daily average outstanding principal balance of the Portfolio Investments during the applicable Calculation Period.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Principal Collection Account” has the meaning specified in Section 8.01(a).

“Principal MV Cure Account” has the meaning specified in Section 8.01(a).

“Principal Priority of Payments” has the meaning specified in Section 4.03(h).

“Principal Proceeds” means all amounts received by the Company with respect to the Portfolio Investments or any other Collateral, and all amounts otherwise on deposit in the Collateral Accounts or Permitted Non-USD Currency Accounts, in each case, representing principal proceeds, including cash contributed by the Company, but excluding (i) Interest Proceeds and amounts on deposit in the Interest MV Cure Account and (ii) any amounts received as syndication, upfront or similar fees in connection with any Portfolio Investment.

“Priority of Payments” has the meaning specified in Section 4.03(i).

“Proceedings” has the meaning specified in Section 10.09(b).

“Proceeds Collection Account” has the meaning specified in Section 8.01(a).

“Purchase” has the meaning specified in Section 1.01.

“Purchase Commitment” has the meaning specified in Section 1.02(a).

“Ratable Distribution” means, for any relevant application of Principal Proceeds (1) 90% of such Principal Proceeds to the payment of principal on the Advances and (2) 10% of such Principal Proceeds to the payment of Permitted Distributions.

“Reapproval Event” means, with respect to any Delayed Funding Term Loan, any material amendment or modification to the Underlying Instruments therefor; provided that any amendment to the funding mechanics, the conditions to funding or (without duplication) the financial covenants levels governing funding ability set forth in such Underlying Instruments or any Material Modification shall be deemed to be material for purposes of this definition.

“Recipient” means any Agent and any Lender, as applicable.

“Redemption and Assignment” has the meaning set forth in the Omnibus Financing Terms Agreement.

“Reference Rate” means (i) with respect to Advances denominated in USD and related calculations, the applicable LIBO Rate, (ii) with respect to Advances denominated in CAD and related calculations, the CDOR Rate, (iii) with respect to Advances denominated in GBP and related calculations, the applicable LIBO Rate and (iv) with respect to Advances denominated in EUR and related calculations, EURIBOR.  The Reference Rate shall be determined by the Administrative Agent (and notified to the Collateral Administrator), and such determination shall be conclusive absent manifest error.

“Register” has the meaning specified in Section 3.01(c).

“Reinvestment Period” means the period beginning on, and including, the Effective Date and ending on, but excluding, the earliest of (i) January 29, 2023, (ii) the date on which a Market Value Cure Failure occurs and (iii) the Maturity Date; provided that the Reinvestment Period shall be suspended during any Suspension Period.  For the avoidance of doubt, during any Suspension Period, (i) the Company may not initiate the acquisition of any Portfolio Investments, (ii) the Reinvestment Period will be deemed to have ended for purposes of the Priority of Payments and (iii) the Reinvestment Period will be deemed not to have ended for purposes of Section 2.03(e).

“Related Parties” has the meaning specified in Section 9.01.

“Relationship Agreement” means the Second Amended and Restated Relationship Agreement, dated as of the First Amendment Date, among Bain Capital Credit, LP, BCSF Advisors, LP, Antares Capital LP and Antares Holdings LP.

“Replacement Relationship Agreement” means a relationship agreement entered into among, inter alia, the parties to the Relationship Agreement or their respective Affiliates, in a form consented to by the Administrative Agent, such consent not to be unreasonably withheld.

“Replacement Sourcing Agreement” means a loan sourcing agreement entered into between, inter alia, the parties to the Sourcing Agreement or their respective Affiliates, in a form consented to by the Administrative Agent, such consent not to be unreasonably withheld.

“Replacement Voting Agreement” means a relationship agreement entered into among, inter alia, the parties to the Voting Agreement or their respective Affiliates, in a form consented to by the Administrative Agent, such consent not to be unreasonably withheld.

“Required Financing Providers” means, at any time, collectively JPMCB (so long as it is a Lender) and such other Lenders as are necessary to aggregate Financing Commitments representing greater than 50% of the sum of the total Financing Commitments at such time.

“Responsible Officer” means (i) with respect to the Collateral Agent, any officer of the Collateral Agent to whom any corporate trust matter is referred and (ii) with respect to the Administrative Agent, any officer of the Administrative Agent to whom any matter relating hereto is referred, in each case, because of such person’s knowledge of and familiarity with the particular subject and having direct responsibility for the administration of this Agreement.

“Restricted Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares or other equity interests in the Company now or hereafter outstanding; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares or other equity interests in the Company now or hereafter outstanding; and (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares or other equity interests in the Company now or hereafter outstanding.

“Restricted Security” means any security that forms part of a new issue of publicly issued securities (a) with respect to which an affiliate of any Financing Provider that is a “broker” or a “dealer”, within the meaning of the Securities Exchange Act of 1934, participated in the distribution as a member of a selling syndicate or group within thirty (30) days of the proposed purchase by the Company and (b) that the Company proposes to purchase from any such affiliate of any Financing Provider.

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or by the United Nations Security Council, the European Union or any EU member state, (b) any Person organized or resident in a Sanctioned Country, (c) any Person operating in a Sanctioned Country in violation of Sanctions or (d) any Person owned or controlled by any such Person or Persons.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Secured Obligations” has the meaning specified in Section 8.02(a).

“Secured Parties” has the meaning specified in Section 8.02(a).

“Securities Intermediary” has the meaning specified in the preamble.

“Settlement Date” has the meaning specified in Section 1.03.

“Solvent” means, with respect to any entity, that as of the date of determination, both (i) (a) the sum of such entity’s debt (including contingent liabilities) does not exceed the present fair saleable value of such entity’s present assets; (b) such entity’s capital is not unreasonably small in relation to its business as contemplated on the date of this Agreement; and (c) such entity has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) such entity is “solvent” within the meaning given that term and similar terms under laws applicable to it relating to fraudulent transfers and conveyances.  For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Sourcing Agreement” means the Second Amended and Restated Loan Sourcing and Fee Agreement, dated as of the First Amendment Date, among Antares Capital LP, Antares Holdings LP, BCSF Advisors, LP, Bain Capital Specialty Finance, Inc., Bain Capital Credit, LP, BCC Cambridge New Financing Solution (Revolvers) LP, BCC Cambridge New Financing Solution (TL) LP, the Company and each other investment entity signatory thereto.

“Spot Rate” means, with respect to each Eligible Currency, the rate of exchange for the purchase of the applicable Permitted Non-USD Currency as indicated on the BFIX page of Bloomberg Professional Service (or any successor thereto) for the applicable Permitted Non-USD Currency to USD (which, in the case of the rate of exchange for purchases of the applicable Permitted Non-USD Currency shall be the inverse of the rate of exchange for purchases of USD) as determined at or about 10:00 a.m. New York City time on the date of determination.  In the event that any such rate does not appear on such page, the Spot Rate shall be determined by reference to such other publicly available service for displaying exchange rates selected by the Administrative Agent for such purpose, or, at the discretion of the Administrative Agent, such Spot Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 a.m., local time in such market, two (2) Business Days prior to such date for the purchase of U.S. Dollars for delivery two (2) Business Days later; provided that, if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any other reasonable method it deems appropriate to determine such rate, and such determination shall be presumed correct absent manifest error.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

“Suspension Period” means the period commencing on the date (if any) on which any of the Sourcing Agreement, the Voting Agreement or the Relationship Agreement ceases to be in effect and ending on the date (if any) on which a Replacement Sourcing Agreement, a Replacement Voting Agreement and/or Replacement Relationship Agreement, as applicable, is entered into.

“TARGET2” means the Trans European Automated Real-time Gross Settlement Express Transfer system (or, if such system ceases to be operative, such other system (if any) determined by the Administrative Agent to be a suitable replacement).

“Tax Cap” means, at any time, an amount equal to the excess, if any, of (a) the Effective Tax Rate multiplied by the sum of (i) the cumulative taxable income (or loss) of the Company for all Tax Years ending after the Effective Date and before the most recent Calculation Date (but excluding any income (or loss) occurring prior to the Effective Date) plus (ii) the Estimated Taxable Income, over (b) the sum of all payments and distributions by the Company after the Effective Date on account of Section 4.03(g)(A)(2); provided that the Tax Cap may be increased to the extent necessary to provide for reasonable estimates of any corporate alternative minimum tax attributable to the inability to utilize losses from prior years.

“Tax Year” means the Company’s taxable year, as determined under Section 441 of the Code.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Trade Date” has the meaning specified in Section 1.03.

“Transaction Schedule” has the meaning specified in the preamble.

“True-up Distribution” means, with respect to any Advance in connection with the Origination or Purchase of a Portfolio Investment, a distribution of proceeds of such Advance by the Company to its equity holders to the extent that such proceeds exceed the amount required to Originate or Purchase such Portfolio Investment so long as after giving effect to such distribution the Compliance Condition is satisfied.

“UCC” means the Uniform Commercial Code in effect in the State of New York from time to time.

“Underlying Instruments” means the loan agreement, credit agreement or other agreement pursuant to which a Portfolio Investment has been issued or created and each other agreement that governs the terms of or secures the obligations represented by such Portfolio Investment or of which the holders of such Portfolio Investment are the beneficiaries.

“Unfunded Exposure Account” has the meaning specified in Section 8.01(a).

“Unfunded Exposure Amount” means, on any date of determination, with respect to any Delayed Funding Term Loan, an amount equal to the aggregate amount of all unfunded commitments associated with such Delayed Funding Term Loan.

“Unfunded Exposure Shortfall” means, on any date of determination, an amount equal to the greater of (x) 0 and (y) the aggregate of the Unfunded Exposure Amounts for all Delayed Funding Term Loans minus the sum of (i) the amounts on deposit in the Unfunded Exposure Account (or the applicable Permitted Non-USD Currency Account in respect of any such Unfunded Exposure Amount relating to a Portfolio Investment denominated in a Permitted Non-USD Currency) other than amounts deposited in respect of Delayed Funding Term Loans that are Ineligible Investments and (ii) 5% of the Collateral Principal Balance.

“U.S. Dollars” or “USD” means the lawful currency of the United States of America.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.03(f)(ii)(B)(3).

“Voting Agreement” means the Second Amended and Restated Voting Agreement, dated as of the First Amendment Date, by and between BCSF Advisors, LP and Antares Credit Opportunities Manager LLC.

“Withholding Agent” means the Company, the Administrative Agent and the Collateral Agent.

ARTICLE I
THE PORTFOLIO INVESTMENTS

SECTION 1.01        Originations and Purchases of Portfolio Investments.  From time to time during the Reinvestment Period, the Company may originate or acquire Portfolio Investments or request that Portfolio Investments be acquired for the Company’s account, all on and subject to the terms and conditions set forth herein.  Each such origination is referred to herein as an “Origination” and each such acquisition (including, without limitation, (x) the acquisition of the Initial Loans from the Depositor pursuant to the Master Assignment Agreement and the Master Contribution Agreement and (y) the first funding of an unfunded commitment in respect of a Delayed Funding Term Loan (if any) following a Reapproval Event in respect thereof) is referred to herein as a “Purchase”, and all Portfolio Investments so Originated or Purchased and not otherwise sold or liquidated are referred to herein as the Company’s “Portfolio”.

SECTION 1.02        Procedures for Originations, Purchases and Related Financings.

(a)           Timing of Approval Requests.

(i)            The Company may, at any time, deliver to the Administrative Agent a request for preliminary approval of a Portfolio Investment (an “Initial Approval Request”).

(ii)           Prior to the date on which the Company proposes (A) to issue a commitment to make any Portfolio Investment for which the Administrative Agent has previously approved an Initial Approval Request or (B) that a commitment to acquire any Portfolio Investment be made by it or for its account (a “Purchase Commitment”), the Company shall deliver to the Administrative Agent a request (a “Final Approval Request” and, together with an Initial Approval Request, an “Approval Request”) for such Origination or Purchase.

(b)           Contents of Approval Requests.  Each Approval Request shall consist of one or more electronic submissions to the Administrative Agent (in such format and transmitted in such a manner as the Administrative Agent may specify to the Company from time to time) and (i) in the case of any Initial Approval Request, shall include the information regarding such Portfolio Investment identified in Schedule 2 or (ii) in the case of any Final Approval Request, shall include the information regarding such Portfolio Investment identified on Schedule 3, which schedule shall state the principal amount or, in the case of any Purchase, the net purchase price for such Portfolio Investment and the date on which such Purchase is proposed to settle, and shall be accompanied by such other information as the Administrative Agent may reasonably request to the extent such information is available to the Company.

(c)           Right of the Administrative Agent to Approve Approval Requests.  The Administrative Agent shall have the right, on behalf of all Financing Providers, in its sole and absolute discretion, to approve or not approve any Approval Request and to request additional information regarding any proposed Portfolio Investment, which the Company shall provide to the extent such information is available to the Company.  The Administrative Agent shall use commercially reasonable best efforts to notify the Company (including via e-mail or other electronic messaging system) whether any such Approval Request is approved (and, if approved, in the case of a Final Approval Request, an initial determination of the Market Value for the related Portfolio Investment) no later than the same time on the second (2nd) Agent Business Day succeeding the date on which it receives such Approval Request and any information reasonably requested in connection therewith as provided above; provided that if the Administrative Agent has not so notified the Company by the fourth (4th) Agent Business Day succeeding the date of receipt of such Approval Request, such response shall be deemed not to be an approval by the Administrative Agent.  With respect to any approved Approval Request, the Administrative Agent shall promptly forward such request to the Lenders, together with a preliminary indication of the amount and type of Financing that each Lender is being asked to provide in connection therewith.  Notwithstanding anything to the contrary herein, to the extent that the Administrative Agent has approved an Approval Request with respect to a Portfolio Investment and such Portfolio Investment has not yet been Originated or Purchased, as applicable, such Approval Request shall be deemed to apply to a materially similar Portfolio Investment (x) relating to assets that are the same in all material respects and (y) for which the sponsor is a different financial sponsor, provided that the deemed date of approval for such materially similar Portfolio Investment shall remain the date of approval of the original Approval Request.  The failure of the Administrative Agent to approve the acquisition of a Portfolio Investment will not prohibit the Company from acquiring such Portfolio Investment (subject to the other conditions set forth in Section 1.03); provided that any Portfolio Investment not so approved prior to its Trade Date shall be deemed to be an Ineligible Investment until such later date (if any) on which such Portfolio Investment is so approved.

(d)           Notwithstanding anything in this Section 1.02 to the contrary, the Company shall not be required to submit an Approval Request with respect to the Initial Loans and the Initial Loans will be deemed to be approved in accordance with clause (c) above on the Effective Date.

SECTION 1.03        Conditions to Originations and Purchases.  No Purchase Commitment shall be issued and no Origination or Purchase shall be consummated unless each of the following conditions is satisfied (or waived as provided below) as of the date (such Portfolio Investment’s “Trade Date”) on which such Purchase Commitment is issued or Origination is funded by the Company (it being agreed that the Trade Date for a Delayed Funding Term Loan Originated by the Company is the date on which the underlying credit facility first closes, and the Trade Date for a Delayed Funding Term Loan Purchased by the Company is the date on which the Company enters into a trade ticket to acquire such Delayed Funding Term Loan; provided that, if a Reapproval Event occurs with respect to such Delayed Funding Term Loan, the next succeeding date on which a borrowing request is made in relation to such Delayed Funding Term Loan shall be deemed to be the Trade Date therefor) (and such Portfolio Investment shall not be Originated or Purchased, and the related Financing shall not be required to be made available to the Company by the applicable Financing Providers pursuant to the terms of this Agreement, unless each of the following conditions is satisfied or waived as of such Trade Date):

(a)           (1) in the case of a Purchase Commitment, the Administrative Agent has approved the Final Approval Request for such Purchase Commitment as provided above, and such Trade Date is not later than the earlier of (i) ten (10) Agent Business Days after the date on which such consent is given and (ii) the end of the Reinvestment Period; provided that, in the case of this clause (ii), the Settlement Date for such Portfolio Investment shall be no later than fifteen (15) Agent Business Days after such Trade Date or (2) in the case of an Origination, the Administrative Agent has approved the Final Approval Request for such Origination as provided above and such Trade Date is not later than the earlier of (i) 130 days after the date on which such approval is given and (ii) the end of the Reinvestment Period; provided that the Initial Loans shall be deemed to be approved under this clause (a) on the Effective Date; provided further that, for the avoidance of doubt, this clause (a) shall be deemed satisfied for any Delayed Funding Term Loan if the initial Trade Date and/or Settlement Date, as applicable, for such Delayed Funding Term Loan (disregarding the funding of any unfunded portion thereof) occurs within the relevant timeframes set forth above.

(b)           (1) in the case of a Purchase Commitment, the related Final Approval Request accurately describes such Portfolio Investment and (2) in the case of an Origination, the related Final Approval Request accurately describes, in all material respects, such Portfolio Investment, provided that the Company shall promptly provide written notice to the Administrative Agent identifying any changes to the information contained in the body of the Final Approval Request and any material changes to the other information regarding the terms of the Portfolio Investment delivered in connection with the Final Approval Request that occur between the date of receipt of such Final Approval Request by the Administrative Agent and the Settlement Date, and, in each case, such Portfolio Investment satisfies the Eligibility Criteria;

(c)           (1) no Market Value Cure Failure has occurred, (2) no Event of Default or event that, with notice or lapse of time or both, would constitute an Event of Default (a “Default”), has occurred and is continuing or would result therefrom and (3) the Reinvestment Period has not otherwise ended; and

(d)           after giving effect to the Origination or Purchase of such Portfolio Investment and the related provision of Financing (if any) hereunder:

(x)           in the case of an Origination or Purchase occurring in connection with an Advance or using Principal Proceeds, the Compliance Condition is satisfied; and

(y)           the aggregate amount of Financings then outstanding will not exceed, for each type of Financing available hereunder, the limit for such type of Financing set forth in the Transaction Schedule.

The Administrative Agent, on behalf of the Financing Providers, may waive any conditions to an Origination or Purchase specified above in this Section 1.03 by written notice thereof to the Company, the Collateral Administrator and the Collateral Agent.

If the above conditions to a Purchase are satisfied or waived, the Company shall determine with notice to the Administrative Agent and the Collateral Administrator, the date on which such Purchase shall settle (the “Settlement Date” for such Portfolio Investment) and on which any related Financing shall be provided.  In the case of an Origination of a Portfolio Investment, the Settlement Date for such Portfolio Investment shall be the same day as the Trade Date for such Portfolio Investment.  With respect to a Purchase, promptly following the Settlement Date for a Portfolio Investment and its receipt thereof (and at other times thereafter promptly following the written request of the Administrative Agent (including via email)), the Collateral Agent shall provide to the Administrative Agent a copy of the executed assignment agreement pursuant to which such Portfolio Investment was assigned, sold or otherwise transferred to the Company.

SECTION 1.04        Sales of Portfolio Investments.

(a)           The Company will not sell, transfer or otherwise dispose of any Portfolio Investment or any other asset without the prior consent of the Administrative Agent (acting at the direction of the Required Financing Providers), except that, subject to Section 6.03(r), the Company may (i) make Permitted Distributions permitted by Article VI, (ii) make transfers of assets on deposit in the Excluded Permitted Distribution Account, (iii) subject to clause (A)(x) and (y) below, sell any Portfolio Investment in connection with the exercise by Antares of its buyout rights in accordance with Annex A of the Relationship Agreement and (iv) sell any Portfolio Investment, Ineligible Investment, any portion of a Portfolio Investment constituting any Excess Concentration Amount or other asset (A) so long as such sale is on an arm’s length basis at no less than fair market value and, after giving effect thereto, either (x) no Market Value Cure Failure shall have occurred and no Default or Event of Default shall have occurred and be continuing (or, in each case, would result from such sale) or (y) if a Market Value Cure Failure has occurred or a Default or Event of Default shall have occurred and be continuing, the LTV Ratio after giving effect to such sale is not greater than the LTV Ratio prior to such sale, provided that, notwithstanding the occurrence of any Market Value Cure Failure, Default or Event of Default, unless the Advances have been accelerated in accordance with this Agreement, the Company shall be permitted to consummate any such sale pursuant to a commitment to sell entered into or to which it is committed prior to the occurrence of such Market Value Cure Failure, Default or Event of Default in accordance with the requirements of this Agreement or (B) pursuant to an exercise of a purchase option contained in any of the underlying agreements with respect to a Portfolio Investment at or above the outstanding principal amount thereof, provided that in the case of any sale pursuant to this clause (iv), the Company shall provide to the Administrative Agent prompt written notice of such sale.

(b)           Notwithstanding anything in this Agreement to the contrary:  (i) following the occurrence of a Market Value Cure Failure or following the occurrence and during the continuance of an Event of Default, the Company may not sell, transfer or otherwise dispose of a Portfolio Investment or any other asset (including, without limitation, the transfer of amounts on deposit in the Collateral Accounts) without the consent of the Administrative Agent, provided that, notwithstanding the occurrence of any Market Value Cure Failure, Default or Event of Default, unless the Advances have been accelerated in accordance with this Agreement, the Company shall be permitted to consummate any such sale pursuant to a commitment to sell entered into or to which it is committed prior to the occurrence of such Market Value Cure Failure, Default or Event of Default in accordance with the requirements of this Agreement and (ii) following the occurrence of a Market Value Cure Failure, (A) the Company shall use commercially reasonable efforts to sell Portfolio Investments (individually or in lots, including a lot comprised of all of the Portfolio Investments) at the sole direction of, and in the manner (including, without limitation, the time of sale, sale price, principal amount to be sold and purchaser) required by the Administrative Agent (provided that each such sale shall be made at the direction of the Required Financing Providers) at then-current fair market values and in accordance with the Administrative Agent’s standard market practices and (B) the proceeds of any such sale shall be deposited into the Proceeds Collection Account or the applicable Permitted Non-USD Currency Account; provided that in connection with any sale of Portfolio Investments required by the Administrative Agent (or the Required Financing Providers) pursuant to (x) the preceding clause (ii) or (y) Section 8.02(c) following the occurrence and during the continuance of an Event of Default, in connection with such sale, the Administrative Agent shall (a) use commercially reasonable efforts to solicit a bid for such Portfolio Investments from the Designated Independent Broker-Dealer, (b) use reasonable efforts to notify the Company at the Designated Email Notification Addresses promptly upon distribution of bid solicitations regarding the sale of such Portfolio Investments and (c) sell such Portfolio Investments to the Designated Independent Broker-Dealer if the Designated Independent Broker-Dealer provides the highest bid in the case where bids are received in respect of the sale of such Portfolio Investments, it being understood that if the Designated Independent Broker-Dealer provides a bid to the Administrative Agent that is the highest bona fide bid to purchase a Portfolio Investment on a line-item basis where such Portfolio Investment is part of a pool of Portfolio Investments for which there is a bona fide bid on a pool basis proposed to be accepted by the Administrative Agent (in its sole discretion), then the Administrative Agent shall accept any such line-item bid only if such line-item bid (together with any other line-item bids by the Designated Independent Broker-Dealer or any other bidder for other Portfolio Investments in such pool) is greater than the bid on a pool basis.  For purposes of this paragraph, the Administrative Agent shall be entitled to disregard as invalid any bid submitted by any Independent Broker-Dealer if, in the Administrative Agent’s good faith judgment:  (i) either (x) such Independent Broker-Dealer is ineligible to accept assignment or transfer of the relevant Portfolio Investments or any portion thereof, as applicable, substantially in accordance with the then-current market practice in the principal market for the relevant Portfolio Investments or (y) such Independent Broker-Dealer would not, through the exercise of its commercially reasonable efforts, be able to obtain any consent required under any agreement or instrument governing or otherwise relating to the relevant Portfolio Investments to the assignment or transfer of the relevant Portfolio Investments or any portion thereof, as applicable, to it; or (ii) such bid is not bona fide, including, without limitation, due to (x) the insolvency of the Independent Broker-Dealer or (y) the inability, failure or refusal of the Independent Broker-Dealer to settle the purchase of the relevant Portfolio Investments or any portion thereof, as applicable, or otherwise settle transactions in the relevant market or perform its obligations generally.

(c)           In connection with any sale of a Portfolio Investment directed by the Administrative Agent pursuant to this Section 1.04 and the application of the net proceeds thereof, (a) the Company hereby appoints the Administrative Agent as the Company’s attorney-in-fact (it being understood that the Administrative Agent shall not be deemed to have assumed any of the obligations of the Company by this appointment), with full authority in the place and stead of the Company and in the name of the Company to effectuate the provisions of this Section 1.04 (including, without limitation, the power to execute any instrument which the Administrative Agent or the Required Financing Providers may deem necessary or advisable to accomplish the purposes of this Section 1.04 or any direction or notice to the Collateral Agent in respect to the application of net proceeds of any such sales) and (b) the Company may not act without the consent of the Administrative Agent.  None of the Administrative Agent, the Financing Providers, the Collateral Administrator, the Intermediary, the Collateral Agent nor any Affiliate of any thereof shall incur any liability to the Company or any other Person in connection with any sale effected at the direction of the Administrative Agent in accordance with this Section 1.04, including, without limitation, as a result of the price obtained for any Portfolio Investment, the timing of any sale or sales of Portfolio Investments or the notice or lack of notice provided to any Person in connection with any such sale, so long as, in the case of the Administrative Agent and the Collateral Agent only, any such sale does not violate applicable law.

(d)           With respect to any disposition of a Portfolio Investment permitted by this Agreement, upon the settlement date of such sale the security interest granted herein with respect to such Collateral shall automatically (and without further action by any party) terminate and all rights to such Collateral shall revert to the Company.  Upon any such termination, the Collateral Agent will, at the Company’s sole expense, deliver to the Company, or cause the Intermediary to deliver, without any representations, warranties or recourse of any kind whatsoever, all certificates and instruments representing or evidencing such Collateral held by the Intermediary hereunder, and execute and deliver to the Company or its nominee such documents as the Company shall reasonably request to evidence such termination.

SECTION 1.05        Currency Equivalents Generally; Certain Calculations.

(a)           Except as set forth in clause (c) and Section 4.04(b), (i) for purposes of all valuations and calculations under the Loan Documents, the principal amount and Market Value of all Portfolio Investments and Eligible Investments denominated in a Permitted Non-USD Currency and proceeds denominated in a Permitted Non-USD Currency on deposit in any Permitted Non-USD Currency Account and (ii) for purposes of the calculation of the LTV Ratio, the aggregate outstanding principal amount of Advances denominated in a Permitted Non-USD Currency, shall be converted to USD at the Spot Rate in accordance with the definition of such term in consultation with the Administrative Agent on the applicable date of valuation or calculation, as applicable.

(b)           [Reserved].

(c)           Except as provided in Section 4.04(b), for purposes of determining (i) whether the amount of any Advance, together with all other Advances then outstanding or to be made at the same time as such Advances, would exceed the aggregate amount of the Financing Commitments, (ii) the aggregate unutilized amount of the Financing Commitments and (iii) the outstanding aggregate principal amount of Advances (other than for purposes of the calculation of the LTV Ratio), the outstanding principal amount of any Advances that are denominated in a Permitted Non-USD Currency shall be deemed to be the Dollar Equivalent of the amount of the Permitted Non-USD Currency of such Advances determined as of the date such Advances were made.  Wherever in this Agreement in connection with an Advance, an amount, such as a required minimum or multiple amount, is expressed in USD, but such Advance is denominated in a Permitted Non-USD Currency, such amount shall be the applicable Permitted Non-USD Currency Equivalent of such USD amount (rounded to the nearest 1,000 units of the applicable Permitted Non-USD Currency).

ARTICLE II
THE FINANCINGS

SECTION 2.01        Financing Commitments.  Subject to the terms and conditions set forth herein, during the Reinvestment Period each Financing Provider hereby severally agrees to make available to the Company the types of Financing identified on the Transaction Schedule as applicable to such Financing Provider in an Eligible Currency, in an aggregate outstanding amount, for such Financing Provider and such type of Financing, not exceeding the amount of its Financing Commitment for such type of Financing.  The Financing Commitments shall terminate on the Maturity Date (or, if earlier, at the end of the Reinvestment Period or the date of termination of the Financing Commitments pursuant to Article VII).  As used herein, “Financing Commitment” means, with respect to each Financing Provider and each type of Financing available hereunder at any time, the commitment of such Financing Provider to provide such type of Financing to the Company hereunder in an outstanding amount up to but not exceeding the portion of the applicable financing limit set forth on the Transaction Schedule that is held by such Financing Provider at such time.

A Financing Provider with a Financing Commitment to make Advances or the holder of an Advance hereunder is referred to as a “Lender”.

SECTION 2.02        Initial Advance.  On the Effective Date, subject to Sections 2.04 and 2.05, an initial Advance comprised of an Advance in USD equal to $567,437,648.17 and a GBP Advance in the amount of GBP 7,764,389.40 shall be made.  As the Company has requested in the Omnibus Financing Terms Agreement, proceeds of the initial Advance shall be applied by the Administrative Agent to pay down the Prepaid Advances (as defined in the Omnibus Financing Terms Agreement) under the Predecessor LSA.

SECTION 2.03        Financings, Use of Proceeds.

(a)           Subject to the satisfaction or waiver of the conditions to the Origination or Purchase of a Portfolio Investment set forth in Section 1.03 as of the related Trade Date and provided that the Reinvestment Period has not otherwise ended, the applicable Financing Providers will make the applicable Financing available to the Company on the related Settlement Date (or otherwise on the related specified borrowing date if no Portfolio Investment is being Originated or Purchased on such date).  If the Company requests an Advance for application to a Permitted Distribution, the funding of the applicable Advance shall be subject to the satisfaction or waiver of the conditions set forth in the definition of such term and (without duplication) in Sections 1.03(c) and (d) (in the case of clause (d), without regard to the reference to an Origination or Purchase therein), in each case, as of the date of the request by the Company for such Advance.

(b)           Except as expressly provided herein, the failure of any Financing Provider to make any Advance required hereunder shall not relieve any other Financing Provider of its obligations hereunder.  If any Financing Provider shall fail to provide any Financing to the Company required hereunder, then the Administrative Agent shall (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Financing Provider to satisfy such Financing Provider’s obligations hereunder until all such unsatisfied obligations are fully paid.

(c)           Pursuant to Section 2.02, the Administrative Agent shall use the proceeds of the initial Advance to prepay amounts owing under the Current LSA as directed by the Company.  Subject to Sections 2.03(e) and (f), the Company shall use the proceeds of any other Financings received by it hereunder to Originate or Purchase the Portfolio Investments identified in the related Approval Request and to make any applicable True-up Distribution or any applicable Permitted Distribution, provided that, if the proceeds of a Financing or other proceeds are deposited in the Principal Collection Account or a Permitted Non-USD Currency Account as provided in Section 3.01 on the expected Settlement Date for any Portfolio Investment but the Company is unable to Originate or Purchase such Portfolio Investment on such expected Settlement Date, or if there are proceeds of such Financing or other proceeds remaining after such Origination or Purchase and any applicable True-up Distribution, then, upon the written request of the Company within ten (10) Business Days after such expected Settlement Date, the Administrative Agent will direct the Collateral Agent to withdraw such proceeds from the Principal Collection Account or the applicable Permitted Non-USD Currency Account and, ratably based on the proceeds funded by such Person, (i) with respect to proceeds of Advances, repay such Advances and (ii) with respect to proceeds of equity contributions, refund such proceeds to the applicable equity holder.  The proceeds of the Financings shall not be used for any other purpose.  Notwithstanding the foregoing, to the extent that the Administrative Agent has approved an Approval Request with respect to a particular Portfolio Investment, such Portfolio Investment has been Originated or Purchased, as applicable, and the Parent, Antares Holdings LP or an Affiliate of either of them has funded such Origination or Purchase on behalf of the Company, the proceeds of the Advance with respect to such Portfolio Investment may be used to repay such Person to the extent of such funding.

(d)           With respect to any Advance, the Company shall submit a request substantially in the form of Exhibit A to the Lenders and the Administrative Agent, with a copy to the Collateral Agent and the Collateral Administrator, not later than 2:00 p.m. (or, with respect to the Initial Loans, 5:00 p.m.) New York City time, one (1) Business Day prior to the Business Day specified as the date on which such Advance shall be made and, upon receipt of such request, the Lenders shall make such Advances in accordance with the terms set forth in Section 3.01.

(e)           The Company may request an Advance during the Reinvestment Period to fund any draw of an unfunded commitment in respect of a Delayed Funding Term Loan, and the Lenders shall make a corresponding Advance no sooner than the immediately succeeding Business Day, and no later than the date the Company requests that such Advance be funded, subject to and in accordance with Article III.  If, on any date of determination prior to the last day of the Reinvestment Period, there exists an Unfunded Exposure Shortfall, the Company shall (x) (i) request an Advance not later than two (2) Business Days following the date on which such Unfunded Exposure Shortfall commences and, if the conditions to such Advance are satisfied and such Advance is made in accordance with this Agreement, deposit the proceeds thereof in the Unfunded Exposure Account (or, in the case of any Unfunded Exposure Amount in respect of a Portfolio Investment denominated in a Permitted Non-USD Currency, into the applicable Permitted Non-USD Currency Account) and/or (ii) not later than two (2) Business Days following the date on which such Unfunded Exposure Shortfall commences, deposit cash from other sources into the Unfunded Exposure Account in an aggregate amount at least equal to the aggregate Unfunded Exposure Shortfall or (y) not later than two (2) Business Days following the date on which such Unfunded Exposure Shortfall commences, assign one or more Delayed Funding Term Loans to the Parent as a non-cash dividend (which assignment(s) shall be settled not more than seven (7) Business

Days following the date on which the Unfunded Exposure Shortfall commences and, upon which transfer(s), the applicable Delayed Funding Term Loan(s) will be released from the security interest under this Agreement without further action by any Person) such that, after giving effect to such transfer(s), the Unfunded Exposure Shortfall ceases to exist.  If the aggregate Unfunded Exposure Amount is greater than zero at the end of the Reinvestment Period (provided that the Reinvestment Period ends pursuant to clause (i) of the definition of such term), the Company shall request an Advance in the applicable Eligible Currency in an amount that, when combined with any capital contribution by HoldCo to the Company on such date, equals the aggregate Unfunded Exposure Amount, the Lenders shall make a corresponding Advance no sooner than the immediately succeeding Business Day, and no later than the date the Company requests that such Advance be funded, in accordance with and subject to Article III, and the Company shall deposit the proceeds of such Advance in the Unfunded Exposure Account (or, in the case of any Unfunded Exposure Amount in respect of a Portfolio Investment denominated in a Permitted Non-USD Currency, into the applicable Permitted Non-USD Currency Account).  Upon the occurrence of an Event of Default or a Market Value Cure Failure, the Company shall deposit the aggregate Unfunded Exposure Amount on such date (less any amounts already on deposit in the Unfunded Exposure Account) into the Unfunded Exposure Account (or, in the case of any Unfunded Exposure Amount in respect of a Portfolio Investment denominated in a Permitted Non-USD Currency, into the applicable Permitted Non-USD Currency Account).  Promptly following the earlier of the date on which any Delayed Funding Term Loan becomes an Ineligible Investment or the date on which a Final Approval Request in respect of a draw of an unfunded commitment under such Delayed Funding Term Loan is not approved, the Company shall (x) deposit the portion of the Unfunded Exposure Amount relating to such Delayed Funding Term Loan into the Unfunded Exposure Account (or, in the case of any Unfunded Exposure Amount in respect of a Portfolio Investment denominated in a Permitted Non-USD Currency, into the applicable Permitted Non-USD Currency Account) or (y) transfer such Delayed Funding Term Loan to HoldCo as a non-cash dividend (upon which transfer, such Delayed Funding Term Loan will be released from the security interest under this Agreement without further action by any Person).  If, at any time, the amount on deposit on the Unfunded Exposure Account (together with related amounts in respect of Unfunded Exposure Amounts relating to Portfolio Investments denominated in a Permitted Non-USD Currency deposited into the applicable Permitted Non-USD Currency Account) is greater than the aggregate Unfunded Exposure Amount, the Company may direct that any such excess be transferred to the Principal Collection Account for application as Principal Proceeds (or, in the case of amounts deposited into the Unfunded Exposure Account by the Company and not from the proceeds of an Advance, Interest Proceeds) in accordance with this Agreement.  In addition and without limitation to the foregoing, if (i) the Company is required to deposit amounts into the Unfunded Exposure Account as a result of the occurrence of an Event of Default or a Market Value Cure Failure, (ii) such Event of Default or Market Value Cure Failure has been cured or waived and (iii) no subsequent Event of Default has occurred and is continuing and no subsequent Market Value Cure Failure has occurred, the Company may direct that any such amount be withdrawn and be applied as Principal Proceeds or Interest Proceeds.  Amounts in the Unfunded Exposure Account may be applied (A) for the purposes set forth in this paragraph above and (B) so long as no Market Value Cure Failure has occurred and no Event of Default has occurred and is continuing, to fund unfunded commitments in respect of Delayed Funding Term Loans and, upon acceleration of the Secured Obligations following an Event of Default, shall be transferred to the Principal Collection Account.

(f)            Without limitation to any other provision of this Agreement, the Company shall not acquire any unfunded commitment under any Delayed Funding Term Loan unless, on a pro forma basis after giving effect to such purchase, the Compliance Condition and item 6 of the Concentration Limitations will each be satisfied.

(g)           Amounts deposited into a Permitted Non-USD Currency Account in respect of Unfunded Exposure Amounts relating to Portfolio Investments denominated in a Permitted Non-USD

Currency shall be retained in such Permitted Non-USD Currency Account until the date on which such amounts may be released in the same manner as amounts in respect of Unfunded Exposure Amounts denominated in USD may be released from the Unfunded Exposure Account.

SECTION 2.04        Initial Closing Conditions.  Notwithstanding anything to the contrary herein, the obligations of the Lenders to make Advances shall not become effective until the date (the “Effective Date”) on which each of the following conditions is satisfied (or waived by the Administrative Agent in its sole discretion):

(a)           Executed Counterparts.  The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)           Loan Documents.  The Administrative Agent shall have received satisfactory evidence that the other Loan Documents have been executed and are in full force and effect.

(c)           Corporate Documents.  The Administrative Agent shall have received such certificates of resolutions or other action, incumbency certificates and other certificates of officers of the Company and HoldCo as the Administrative Agent may require evidencing the identity, authority and capacity of each officer thereof or other Person authorized to act in connection with this Agreement and the other Loan Documents, and such other documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Company and HoldCo and any other legal matters relating to the Company and HoldCo, the Loan Documents or the transactions contemplated hereby or thereby, all in form and substance satisfactory to the Administrative Agent and its counsel.

(d)           Payment of Fees, Etc.  The Administrative Agent, the Lenders, the Collateral Agent and the Collateral Administrator shall have received all fees and other amounts due and payable by the Company in connection herewith on or prior to the Effective Date, the upfront fee payable to the Administrative Agent pursuant to the Effective Date Letter Agreement and, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including out-of-pocket legal fees and expenses) required to be reimbursed or paid by the Company hereunder.  Such amounts, together with the invoiced out-of-pocket fees and expenses of other service providers identified by the Company (including counsel to the Company), shall be deposited into the Principal Collection Account and paid therefrom to the applicable recipients on or prior to the Effective Date (or, in the case of out-of-pocket fees and expenses payable to persons other than the Administrative Agent, the Lenders, the Collateral Agent and the Collateral Administrator, on or about the Effective Date).  For the avoidance of doubt, no amounts described in the immediately preceding sentence shall constitute Permitted Intraperiod Payments subject to Section 4.03(j) or otherwise be subject to or applied against the Expense Cap.

(e)           Patriot Act, Etc.  To the extent requested by any Agent or any Lender, such Agent or such Lender, as the case may be, shall have received all documentation and other information required by regulatory authorities under the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) and other applicable “know your customer” and anti-money laundering rules and regulations.

(f)            Certain Acknowledgements and Search Reports.  The Administrative Agent shall have received (a) UCC, tax and judgment lien searches, bankruptcy and pending lawsuit searches or equivalent reports or searches listing all effective lien notices or comparable documents that name the

Company and HoldCo as debtor and that are filed in the jurisdiction in which the Company or HoldCo, as applicable, is organized and (b) such other searches that the Administrative Agent deems necessary or appropriate.

(g)           LTV Ratio.  The Compliance Condition shall be satisfied on a pro forma basis after giving effect to the contribution of the Initial Loans and the funding of the Initial Advance on the Closing Date.

(h)           Omnibus Financing Terms Agreement.  The transactions contemplated by the Omnibus Financing Terms Agreement (for the avoidance of doubt, other than to the extent such transactions are to be effected by the execution and delivery of this Agreement, the making of the initial Advance and the application of the proceeds thereof) shall have been consummated and all conditions precedent to the effectiveness of such agreement have been satisfied, in each case, as determined by the Administrative Agent.

(i)            Officer’s Certificate as to Collateral.  The Agents shall have received a certificate of the Company that after giving effect to the initial Advance and use of proceeds thereof (A) the Company is the owner of the Collateral free and clear of any liens, claims or encumbrances of any nature whatsoever (other than any liens, claims or encumbrances that will be released concurrently with the initial Advance) except for Permitted Liens; (B) the Company has acquired its ownership in such Collateral in good faith without notice of any adverse claim, except as described in clause (A) above; (C) the Company has not assigned, pledged or otherwise encumbered any interest in such Collateral (or, if any such interest has been assigned, pledged or otherwise encumbered, it has been or, concurrently with the initial Advance, will be released) other than Permitted Liens; (D) the Company has full right to grant a security interest in and assign and pledge such Collateral to the Collateral Agent; and (E) upon grant by the Company, the Collateral Agent has a first priority perfected security interest in the Collateral, subject to Permitted Liens.

SECTION 2.05        Other Conditions to Initial Funding.  Notwithstanding anything to the contrary herein, the obligations of the Lenders to fund any initial Advances hereunder shall not become effective until the Administrative Agent shall have received one or more favorable written opinions of outside counsel for the Company and HoldCo, covering such matters relating to the transactions contemplated hereby as the Administrative Agent shall reasonably request (including, without limitation, certain non-consolidation and true contribution matters, certain corporate matters and the perfection of the Collateral Agent’s security interest in any of the Collateral).

ARTICLE III
ADDITIONAL TERMS APPLICABLE TO THE FINANCINGS

SECTION 3.01        The Advances.

(a)           Making the Advances.  If the Lenders are required to make an Advance to the Company as provided in Section 2.03, then each Lender shall make such Advance in the applicable Eligible Currency on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the Collateral Agent for deposit to the Principal Collection Account (or, in the case of Advances denominated in a Permitted Non-USD Currency, the applicable Permitted Non-USD Currency Account); provided that, as described in Section 2.02, the proceeds of the initial Advance hereunder shall be disbursed in accordance with the Omnibus Financing Terms Agreement and the disbursement of such Advance as set forth therein shall constitute the making of such Advance to the Company for all purposes.  Each Lender at its option may make any Advance by causing any domestic or foreign branch or affiliate of such Lender to make such Advance, provided that any exercise of such option shall not affect the obligation of the Company to repay such Advance in accordance with the terms of this Agreement.  Once drawn, Advances may only be repaid, prepaid or reborrowed in accordance with this Agreement.

(b)           Interest on the Advances.  All outstanding Advances shall bear interest (from and including the date on which such Advance is made) at a per annum rate equal to the Reference Rate (except as expressly set forth herein) for each Calculation Period in effect plus the Applicable Margin for Advances set forth on the Transaction Schedule.  In addition, if, at any time during the Reinvestment Period, the outstanding Advances are less than the Adjusted Principal Amount at such time, the Company shall incur interest on the difference of the Adjusted Principal Amount minus the amount of Advances at such time at a per annum rate equal to the Applicable Margin for Advances set forth on the Transaction Schedule.

(c)           Evidence of the Advances.  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Company to such Lender resulting from each Advance made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder and the Eligible Currency thereof.  The Administrative Agent, acting solely for this purpose as an agent of the Company, shall maintain at one of its offices in the United States a register (the “Register”) in which it shall record the names and addresses of the Lenders and the Financing Commitment of, and principal amount of the Advances (and related interest amounts) due and payable or to become due and payable from the Company to each Lender hereunder and the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.  The entries made in the Register shall be conclusive absent manifest error, and the parties hereto shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender and the owner of the amounts owing to it hereunder as reflected in the Register for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Company and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

Any Lender may request that Advances made by it be evidenced by a promissory note.  In such event, the Company shall prepare, execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in a form approved by the Administrative Agent.  Thereafter, the Advances evidenced by such promissory note and interest thereon shall at all times be represented by one or more promissory notes in such form payable to such payee and its registered assigns.

(d)           Pro Rata Treatment.  Except as otherwise provided herein, all borrowings of, and payments in respect of, the Advances shall be made on a pro rata basis by or to the Lenders in accordance with their respective portions of the Financing Commitments in respect of Advances held by them.

(e)           Illegality.  Notwithstanding any other provision of this Agreement, if any Lender or the Administrative Agent shall notify the Company that the adoption of any law, rule or regulation, or any change therein or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for a Lender or the Administrative Agent to perform its obligations hereunder to fund or maintain Advances in the applicable Eligible Currency hereunder, then (1) the obligation of such Lender or the Administrative Agent hereunder to fund or maintain Advances in such Eligible Currency shall immediately be suspended until such time as such Lender or the Administrative Agent determines (in its sole discretion) that such performance is again lawful, (2) such Lender or the Administrative Agent, as applicable, shall use reasonable efforts (which will not require such party to incur a loss, other than immaterial, incidental expenses), to transfer within twenty (20) days after it gives notice under this clause (e), all of its rights and obligations under this Agreement to another of its offices, branches or affiliates with respect to which such performance would not be unlawful, and (3) if such Lender or the Administrative Agent is unable to effect a transfer under clause (2), then any outstanding Advances of such Lender in such Eligible Currency shall (i) be promptly paid in full by the Company (together with all accrued interest and other amounts owing hereunder) but not later than the end of the then-current Calculation Period (or, if sooner repayment is required by law, be repaid immediately upon request of such Lender) or (ii) in the case of Advances denominated in a Permitted Non-USD Currency, if requested by the Company, be converted to Advances denominated in USD on the date specified by the Administrative Agent at the Spot Rate, become denominated in USD and thereafter bear interest at the rates applicable to Advances denominated in USD and, in such event, the Company shall pay all amounts owning in connection therewith, including all interest accrued on the Advances being converted through such date; provided that, to the extent that any such adoption or change makes it unlawful for the Advances to bear interest by reference to the Reference Rate, then the foregoing clauses (1) through (3) shall not apply and the Advances shall bear interest (from and after the last day of the Calculation Period ending immediately after such adoption or change) at a per annum rate equal to the Base Rate plus the Applicable Margin for Advances set forth on the Transaction Schedule.

(f)            Increased Costs.

(i)            If any Change in Law shall:

(1)           impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender;

(2)           impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or the Advance (or portion thereof) made or held by such Lender (other than as a result of any actions taken pursuant to Section 3.01(g)(ii) below); or

(3)           subject any Lender or the Administrative Agent to any Taxes (other than (x) Indemnified Taxes and (y) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or the Administrative Agent of making, continuing, converting or maintaining the Advance or to reduce the amount of any sum received or receivable by such Lender or the Administrative Agent hereunder (whether of principal, interest or otherwise), then, upon request by such Lender or the Administrative Agent, the Company will pay to such Lender or the Administrative Agent, as the case may be, such additional amount or amounts as will compensate such Lender or the Administrative Agent, as the case may be, for such additional costs incurred or reduction suffered.

(ii)           If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Advance (or portion thereof) made or held by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law

(taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity) by an amount deemed by such Lender to be material, then from time to time the Company will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(iii)          A certificate of a Lender setting forth the amount or amounts necessary to compensate, and the basis for such compensation of, such Lender or its holding company, as the case may be, as specified in paragraph (i) or (ii) of this Section shall be delivered to the Company and shall be conclusive absent manifest error.  The Company shall pay such Lender the amount shown as due on any such certificate on the Payment Date first occurring after receipt thereof.

(iv)          Failure or delay on the part of any Lender or the Administrative Agent to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Administrative Agent’s right to demand such compensation; provided that the Company shall not be required to compensate a Lender or the Administrative Agent pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Administrative Agent notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Administrative Agent’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(v)           Each of the Lenders and the Administrative Agent agrees that it will take such commercially reasonable actions as the Company may reasonably request that will avoid the need to pay, or reduce the amount of, any increased amounts referred to in this Section 3.01(f); provided that no Lender or the Administrative Agent shall be obligated to take any actions that would, in the reasonable opinion of such Lender or the Administrative Agent, be disadvantageous to such Lender or the Administrative Agent (including, without limitation, due to a loss of money).  In no event will the Company be responsible for increased amounts referred to in this Section 3.01(f) which relates to any other entities to which any Lender provides financing.

(g)           Alternate Rate of Interest.

(i) If prior to the commencement of any Calculation Period: (x) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Reference Rate (including, without limitation, because the Reference Rate is not available or published on a current basis), for deposits in the applicable Eligible Currency and such Calculation Period; or (y) the Administrative Agent is advised by the Required Financing Providers that the Reference Rate, as applicable, for such Calculation Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Advances (or its Advance) included in such Advance for such Calculation Period; then the Administrative Agent shall give notice thereof to the Company and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist, if any Advance in the applicable Eligible Currency is requested, such Advance shall accrue interest at the Base Rate plus the Applicable Margin for Advances set forth on the Transaction Schedule.

(ii) If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (i)(x) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (i)(x) have not arisen but the supervisor for the administrator of the Reference Rate or a governmental authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the Reference Rate shall no longer be used for determining interest rates for loans, then the Company may designate a new benchmark rate (which may include spread adjustments applicable to such rate) to be used to calculate the Reference Rate, which benchmark rate may be (A) such benchmark rate being used to calculate the interest rate payable on Portfolio Investments representing not less than 50% of the aggregate outstanding principal amount of all Portfolio Investments denominated in USD (in the case of the LIBO Rate applicable to Advances denominated in USD) and GBP (in the case of the LIBO Rate applicable to Advances denominated in GBP), CAD (in the case of the CDOR Rate) or EUR (in the case of EURIBOR), (B) such benchmark rate formally proposed or recommended (whether by letter, protocol, publication of standard terms or otherwise) by the Loan Syndication and Trading Association or the Alternative Reference Rates Committee (or such successor organization, as applicable) as a replacement benchmark rate for the applicable Reference Rate, or (C) such other benchmark rate as is otherwise mutually agreed by the Company and the Administrative Agent. Notwithstanding anything to the contrary in Section 10.05, the designation of such alternative benchmark rate shall become effective without any further action or consent of any other party to this Agreement.  Until an alternate rate of interest shall be determined in accordance with this Section 3.01(g)(ii) (but, in the case of the circumstances described in clause (ii) of the first sentence of this Section 3.01(g)(ii), only to the extent the Reference Rate for deposits in the applicable Eligible Currency and such Calculation Period is not available or published at such time on a current basis), the new benchmark rate shall be the Base Rate plus the Applicable Margin for Advances set forth on the Transaction Schedule.

(h)           No Set-off or counterclaim.  Subject to Section 3.03, all payments to be made hereunder by the Company in respect of the Advance shall be made without set-off or counterclaim and in such amounts as may be necessary in order that every such payment (after deduction or withholding for or on account of any present or future Taxes imposed by the jurisdiction in which the Company is organized or any political subdivision or taxing authority therein or thereof) shall not be less than the amounts otherwise specified to be paid under this Agreement.

SECTION 3.02        General.  The provisions of Section 3.01 and any other provisions relating to the types of Financings contemplated by each such section shall not be operative until and unless such types of Financing have been made available to the Company, as evidenced by the Transaction Schedule.

SECTION 3.03        Taxes.

(a)           Payments Free of Taxes.  All payments to be made hereunder by the Company in respect of the Advances shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law requires the deduction or withholding of any Tax from any such payment by an applicable Withholding Agent, then such applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Company shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings of Indemnified Taxes applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)           Payment of Other Taxes by the Company.  Without duplication of other amounts payable by the Company under this Section 3.03, the Company shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)           Indemnification by the Company.  The Company shall indemnify each Recipient, within ten (10) Business Days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, however, that the Company shall not be required to indemnify any such Recipient pursuant to this Section 3.03(c) for any Indemnified Taxes unless such Recipient makes written demand on the Company for indemnification no later than 270 days after the earlier of (i) the date on which the relevant Governmental Authority makes written demand upon such Recipient for payment of such Indemnified Taxes and (ii) the date on which such Recipient has made payment of such Indemnified Taxes.  A certificate describing in reasonable detail the amount of such payment or liability delivered to the Company by a Recipient (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Recipient, shall be conclusive absent manifest error.

(d)           Indemnification by the Lenders.  Each Lender shall indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Company has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Company to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of 10.07 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e)           Evidence of Payments.  As soon as practicable after any payment of Taxes by the Company to a Governmental Authority pursuant to this Section 3.03, the Company shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)            Status of Lenders.  (i) Any Recipient that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Recipient, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Recipient is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.03(f)(ii)(A),(B) and (D)) shall not be required if in the Recipient’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Recipient.

(ii)           Without limiting the generality of the foregoing:

(A)          any Recipient that is a U.S. Person shall deliver to the Company and the Administrative Agent on or prior to the date on which such Recipient becomes a Recipient under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), an executed IRS Form W-9 certifying that such Recipient is exempt from U.S. federal backup withholding tax; provided, however, that if the Recipient is a disregarded entity for U.S. federal income tax purposes, it shall provide the appropriate withholding form of its owner (together with appropriate supporting documentation);

(B)          any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), whichever of the following is applicable:

(1)           in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an executed IRS Form W-8BEN-E or IRS Form W-8BEN, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E or IRS Form W-8BEN, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)           an executed IRS Form W-8ECI;

(3)           in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit C-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) an executed IRS Form W-8BEN-E or IRS Form W-8BEN, as applicable; or

(4)           to the extent a Foreign Lender is not the beneficial owner, an executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-2 or Exhibit C-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-4 on behalf of each such direct and indirect partner;

(C)          any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative

Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)          if a payment made to a Recipient under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

Each Recipient agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.

(g)           Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.03 (including by the payment of additional amounts pursuant to this Section 3.03), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)           Survival.  Each party’s obligations under this Section 3.03 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, and the termination, satisfaction or discharge of all obligations under any Loan Document.

SECTION 3.04        Mitigation Obligations; Replacement of Lenders.

(a)           Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.01(e) or (f), or if the Company is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.03, then such Lender shall (at the request of the Company) use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01(e) or (f) or Section 3.03, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender.  The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           Replacement of Lenders.  If any (i) Lender requests compensation under Section 3.01(e) or (f), or if the Company is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.03, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.04(a), (ii) defaults in its obligation to make Advances hereunder or (iii) becomes subject to a Bail-In Action, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in and the consents required by Section 10.07), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.01(e) or (f) or Section 3.03) and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Company shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts), (iii) such assignment will result in a ratable reduction in the claim for compensation or payments under Section 3.01(e) or (f) or Section 3.03, as applicable and (iv) such assignment does not conflict with applicable law.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

ARTICLE IV
COLLECTIONS AND PAYMENTS

SECTION 4.01        Interest Proceeds.

(a)           The Company shall cause all Interest Proceeds on the Portfolio Investments owned by it to be deposited in the Interest Collection Account or remitted to the Collateral Agent, and the Collateral Agent shall credit to the Interest Collection Account all Interest Proceeds received by it immediately upon receipt thereof; provided that Interest Proceeds denominated in a Permitted Non-USD Currency shall be deposited into the applicable Permitted Non-USD Currency Account.

(b)           All Interest Proceeds shall be retained in the Interest Collection Account or the applicable Permitted Non-USD Currency Account and invested (and reinvested) at the written direction of the Administrative Agent in U.S. Dollar-denominated (or denominated in the applicable Permitted Non-USD Currency, in the case of Permitted Non-USD Currency Accounts) high-grade investments selected by the Company (unless an Event of Default has occurred and is continuing or a Market Value Cure Failure has occurred, in which case, selected by the Administrative Agent) (“Eligible Investments”), which may include investments with respect to which the Collateral Agent or its Affiliate provides services and receives compensation.  Eligible Investments shall mature no later than the next succeeding Payment Date.

(c)           Interest Proceeds on deposit in the Interest Collection Account or a Permitted Non-USD Currency Account may be withdrawn by the Collateral Agent (at the written direction of the

Company (or, upon the occurrence and during the continuance of an Event of Default or following the occurrence of a Market Value Cure Failure, the Administrative Agent)) and be applied in accordance with the Priority of Payments; provided that, notwithstanding the foregoing or anything to the contrary in this Agreement, following the occurrence of a Market Value Cure Failure, Interest Proceeds on deposit in the Interest Collection Account or a Permitted Non-USD Currency Account may be withdrawn by the Collateral Agent at the written direction and in the sole discretion of the Administrative Agent and be applied to repay the Advances and/or to pay accrued but unpaid interest on the Advances to the Administrative Agent for ratable distribution to the Lenders or to any other Secured Obligations.

SECTION 4.02                        Principal Proceeds.

(a)                                 The Company shall cause all Principal Proceeds received on the Portfolio Investments owned by it to be deposited in the Principal Collection Account or remitted to the Collateral Agent, and the Collateral Agent shall credit to the Principal Collection Account all Principal Proceeds received by it immediately upon receipt thereof; provided that Principal Proceeds denominated in a Permitted Non-USD Currency shall be deposited into the applicable Permitted Non-USD Currency Account.

(b)                                 All Principal Proceeds shall be retained in the Principal Collection Account or a Permitted Non-USD Currency Account and invested at the written direction of the Administrative Agent in Eligible Investments selected by the Company (unless an Event of Default has occurred and is continuing or a Market Value Cure Failure has occurred, in which case, selected by the Administrative Agent).  All investment income on such Eligible Investments shall constitute Interest Proceeds.  Eligible Investments shall mature no later than the next succeeding Payment Date.

(c)                                  On any Business Day, Principal Proceeds on deposit in the Principal Collection Account or a Permitted Non-USD Currency Account, as applicable, may be withdrawn by the Collateral Agent (unless otherwise specified herein, at the written direction of the Company (or, upon the occurrence and during the continuance of an Event of Default or following the occurrence of a Market Value Cure Failure, the Administrative Agent)) and applied (i) in accordance with the Priority of Payments, (ii)  in accordance with Section 2.03(c) or (e), (iii) to prepay Advances pursuant to Section 4.03(c), (iv) to apply the proceeds of any Portfolio Investment Repayment Event (x) during the Reinvestment Period, to repay Advances in an amount not less than $8,400,000 and thereafter to make Permitted Distribution (or as otherwise directed by the Company with the balance of such proceeds, subject to clauses (i) through (iv) of the proviso in the definition of the term Permitted Distribution) or (y) after the Reinvestment Period, to make a Ratable Distribution and (v) to make a Permitted Intraperiod Payment in accordance with Section 4.03(j); provided that, notwithstanding any of the foregoing or anything to the contrary in this Agreement, following the occurrence of a Market Value Cure Failure, Principal Proceeds on deposit in the Principal Collection Account or a Permitted Non-USD Currency Account, as applicable, may be withdrawn by the Collateral Agent at the written direction and in the sole discretion of the Administrative Agent and be applied to repay the Advances and/or to pay accrued but unpaid interest on the Advances to the Administrative Agent for ratable distribution to the Lenders or to any other Secured Obligations.

SECTION 4.03                        Principal and Interest Payments; Prepayments; Commitment Fee; Priority of Payments.

(a)                                 The unpaid aggregate principal amount of the Advances (together with accrued interest and Commitment Fees thereon) shall be paid in full in cash to the Administrative Agent for the account of each Lender on the Maturity Date and any and all cash in the Collateral Accounts and the

Permitted Non-USD Currency Accounts shall be applied to the satisfaction of the Secured Obligations on the Maturity Date.

(b)                                 Accrued interest on the Advances shall be payable in cash in arrears on each Payment Date pursuant to the Priority of Payments except as otherwise set forth herein and provided that (i) interest accrued pursuant to each clause (ii) of the “Applicable Margin for Advances” set forth on the Transaction Schedule shall be payable on demand and (ii) in the event of any repayment or prepayment of any Advances in full, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(c)                                  Subject to the proviso set forth in Section 4.02(c) and the requirements of this Section 4.03(c), the Company shall have the right (i) on any Payment Date, to prepay outstanding Advances in whole or in part in accordance with the Priority of Payments, (ii) at any time after the Non-Call Period End Date, to prepay the outstanding Advances in full in connection with termination of this Agreement and the Financing Commitments, (iii) following a Portfolio Investment Repayment Event, to prepay outstanding Advances in accordance with Section 4.02(c)(iv), (iv) to prepay Advances in whole or in part in connection with a Market Value Cure and (v) to prepay Advances in whole or in part on any Business Day that JPMorgan Chase Bank, National Association has ceased to act as Administrative Agent.  The Company shall notify the Administrative Agent by telephone (confirmed by email with a copy to the Collateral Agent and the Collateral Administrator) of any prepayment hereunder not later than 2:00 p.m., New York City time, three (3) Business Days before the date of prepayment.  Each such notice shall be irrevocable (unless such notice conditions such prepayment upon consummation of a transaction which is contemplated to result in a prepayment of outstanding Advances, in which event such notice may be revocable or conditioned upon such consummation) and shall specify the prepayment date and the principal amount of the Advances to be prepaid.  Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Except as otherwise set forth herein, prepayments are not required to be accompanied by accrued and unpaid interest.

(d)                                 On the First Amendment Date, the Company shall pay to the Administrative Agent the applicable amount set forth in the First Amendment Date Letter Agreement.

(e)                                  The Company agrees to pay to the Administrative Agent for ratable distribution to the Lenders, a commitment fee (the “Commitment Fee”) in USD in the amount specified in the First Amendment Date Letter Agreement.  Accrued Commitment Fees shall be payable in arrears on each Payment Date and on the earlier of (i) the date on which the Financing Commitments terminate and (ii) the last day of the Reinvestment Period; provided that, if either such date is not a Payment Date, the accrued Commitment Fees shall be payable on the next occurring Payment Date.  All Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(f)                                   Once paid, all fees or any part thereof payable hereunder shall not be refundable under any circumstances.

(g)                                  On each Payment Date and the Maturity Date, the Collateral Agent, pursuant to the Payment Date Report, shall distribute all amounts on deposit in the Interest Collection Account and the Interest MV Cure Account and any amounts on deposit in a Permitted Non-USD Currency Account representing Interest Proceeds as of the end of the most recent Calculation Period or in the case of the Maturity Date, such date, in the following order of priority (the “Interest Priority of Payments”):

(A)                               first, (1) to pay accrued but unpaid Administrative Expenses (first, to the Collateral Agent, Intermediary and the Collateral Administrator, and second,

to all other parties entitled thereto), then (2) to pay amounts payable to any Person in respect of any governmental fee, charge or Tax imposed on the Company or either Parent and/or their Affiliates with respect to the income, assets and operations of the Company (including expenses of complying with FATCA) then (3) to make distributions to HoldCo in an amount equal to the Preferred Distributions for the related Calculation Period and then (4) if determined by the Company, to be retained in the Interest Collection Account or a Permitted Non-USD Currency Account, as applicable, to serve as a reserve for future Administrative Expenses, provided that the amounts in (1) and (4) collectively, together with any amounts paid during the related Calculation Period pursuant to clause (x) of Section 4.03(j), shall not exceed the Expense Cap, and amounts in (2), together with any amounts paid during the related Calculation Period pursuant to clause (w) of Section 4.03(j), shall not exceed the Tax Cap;

(B)                               second, to pay accrued but unpaid interest on the Advances and the Commitment Fee;

(C)                               third, (1) if the Compliance Condition is not satisfied, to be deposited in the Interest MV Cure Account until the Compliance Condition is satisfied and (2) if the Compliance Condition is satisfied (after giving effect to the preceding clause (1), if applicable), to the payment of any unpaid amounts in clause (A) above in excess of the Expense Cap and/or the Tax Cap, as applicable; and

(D)                               fourth, to make Restricted Payments or as otherwise directed by the Company.

(h)                                 On each Payment Date and the Maturity Date, the Collateral Agent, pursuant to the Payment Date Report, shall distribute all amounts on deposit in the Principal Collection Account and the Principal MV Cure Account and any amounts on deposit in a Permitted Non-USD Currency Account representing Principal Proceeds as of the end of the most recent Calculation Period or in the case of the Maturity Date on such date, in the following order of priority (the “Principal Priority of Payments”):

(A)                               first, (1) to the payment of unpaid amounts referred to in clause (A)(1) of the Interest Priority of Payments subject to the proviso set forth in such clause (A), (2) then to the payment of unpaid amounts referred to in clause  (B) of the Interest Priority of Payments and (3) then to the payment of unpaid amounts referred to in clause (A) of the Interest Priority of Payments other than clauses (A)(1) and (A)(4) thereof, subject to the proviso set forth in such clause (A);

(B)                               second, during the Reinvestment Period, (1) if the Compliance Condition is not satisfied, to be deposited in the Principal MV Cure Account or a Permitted Non-USD Currency Account, as applicable, until the Compliance Condition is satisfied, and (2) at the option of the Company to one or more of the following: (a) to the Principal Collection Account or a Permitted Non-USD Currency Account, as applicable, for the acquisition of additional Portfolio Investments, (b) to repayment of the Advances, and (c) so long as the Compliance Condition is satisfied (after giving pro forma effect to any payment under this subclause (c)), to make a Permitted Distribution;

(C)                               third, after the Reinvestment Period, at the option of the Company to one or more of the following:  (a) to the repayment of the Advances and/or (b) if the Compliance Condition is satisfied (after giving pro forma effect to any payment and/or repayment under this clause (C)), to make a Ratable Distribution (if a Permitted Distribution may be made on such Payment Date);

(D)                               fourth, after the Reinvestment Period, to the repayment of unpaid amounts referred to in clause (C)(2) of the Interest Priority of Payments;

(E)                                fifth, after the Reinvestment Period, to make Restricted Payments or as otherwise directed by the Company.

(i)                                     Notwithstanding the foregoing, if an Event of Default has occurred and is continuing and the Advances have been accelerated in accordance with this Agreement, on each date set by the Administrative Agent, the Collateral Agent, at the written direction of the Administrative Agent, shall distribute all amounts on deposit in the Interest Collection Account, the Principal Collection Account, each Permitted Non-USD Currency Account, the Interest MV Cure Account and the Principal MV Cure Account, in the following order of priority (the “Enforcement Priority of Payments” and, together with the Interest Priority of Payments and the Principal Priority of Payments, the “Priority of Payments”):

(A)                               first, to pay accrued but unpaid Administrative Expenses (first, to the Collateral Agent, Intermediary and the Collateral Administrator, and second, to all other parties entitled thereto), provided that such amounts shall not exceed the Expense Cap;

(B)                               second, to pay accrued but unpaid interest on the Advances and the Commitment Fee;

(C)                               third, to repay the outstanding Advances until paid in full;

(D)                               fourth, to pay accrued but unpaid Preferred Distributions;

(E)                                fifth, to pay any remaining Administrative Expenses; and

(F)                                 sixth, to make Restricted Payments or as otherwise directed by the Company.

If the amounts available to be applied pursuant to the Priority of Payments are insufficient to make the full amount of the disbursements required by any numbered sub-clause therein, then the Collateral Agent shall make the disbursements then due and payable to the extent funds are available therefor, to the Persons entitled thereto in accordance with the amounts owing to them under such sub-clause in the order of priority set forth therein.

With respect to each Calculation Period, the Collateral Administrator shall provide to the Administrative Agent and the Company no later than three (3) Business Days prior to the Payment Date, a detailed reporting setting forth the proposed application of funds to be made pursuant to the foregoing Priority of Payments (the “Payment Date Report”).  Upon approval by the Administrative Agent, the Payment Date Report shall constitute instructions to the Collateral Agent to make such distributions on the Payment Date pursuant to the Payment Date Report.  In connection with the foregoing, the Administrative Agent shall from time to time provide the Collateral Administrator, upon request therefor, with any information reasonably necessary to prepare such reporting.

(j)                                    In addition and without limiting the foregoing, so long as no Default or Event of Default has occurred and is continuing and no Market Value Cure Failure has occurred, on any Business Day, the Company may, with the consent of the Administrative Agent in its reasonable discretion, direct the Collateral Administrator to apply amounts on deposit in the Collection Account or a Permitted Non-USD Currency Account to pay (w) Taxes, governmental fees and trade payables, (x) other Administrative Expenses, (y) amounts owing under Sections 3.01(f) and 10.04, and (z) any fee payable by the Company pursuant to the Sourcing Agreement or other amount owed by the Company under any contract entered into by the Company in accordance with the terms hereof in the ordinary course of business, provided that the Company believes in good faith that there will be sufficient funds to make the payments required by each of items with priority higher than such Taxes or governmental fees, Administrative Expenses, or amounts owing under Sections 3.01(f) and 10.04, as applicable, or in the case of clause (z), the payments contemplated by Sections 4.03(g)(A) and 4.03(g)(B), on the next Payment Date after such application, and provided further that amounts payable under clause (w) during any Calculation Period shall not exceed the Tax Cap and amounts payable under clause (x) during any Calculation Period shall not exceed the Expense Cap.

SECTION 4.04                        Payments Generally.  (a) All payments to the Lenders or the Administrative Agent shall be made to the Administrative Agent at the account designated in writing to the Company and the Collateral Agent for further distribution by the Administrative Agent (if applicable).  The Administrative Agent shall give written notice to the Collateral Agent and the Collateral Administrator (on which the Collateral Agent and the Collateral Administrator may conclusively rely) and the Company of the calculation of amounts payable to the Financing Providers in respect of the Financings and the amounts payable to the Company.  Within two (2) Business Days after each Calculation Date, the Administrative Agent shall deliver an invoice to the Company, the Collateral Agent and the Collateral Administrator in respect of the interest due on such Payment Date.  All payments to the Administrative Agent not made for distribution to the Lenders shall be made as directed in writing by the Administrative Agent.  All payments hereunder to the Secured Parties shall be made without setoff or counterclaim.  All payments hereunder shall be made in USD other than payments of interest and principal made in respect of Advances denominated in a Permitted Non-USD Currency, which shall be made in the applicable Permitted Non-USD Currency of such Advance.  All interest hereunder shall be computed on the basis of a year of 360 days (other than interest calculated at the Base Rate, which shall be calculated on the basis of a year of 365/366 days) and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  Except as otherwise set forth herein, all payments by or on behalf of the Company hereunder shall be made in accordance with the Priority of Payments.

(b)                                 If after receipt of an invoice from the Administrative Agent pursuant to Section 4.04(a) and at least two (2) Business Days prior to any Payment Date or the Maturity Date, the Collateral Administrator shall have notified the Company, the Collateral Agent and the Administrative Agent that the Company does not have a sufficient amount of funds in a Permitted Non-USD Currency on deposit in the applicable Permitted Non-USD Currency Account that will be needed (1) to pay to the Lenders all of the amounts required to be paid in such Permitted Non-USD Currency on such date and/or (2) to pay any expenses required to be paid in accordance with the Priority of Payments, in each case, in such Permitted Non-USD Currency as required for such payment (a “Currency Shortfall”), then, so long as no Event of Default shall have occurred and be continuing and no Market Value Cure Failure has occurred, the Company shall exchange (or shall direct the Collateral Agent to exchange), in each case with the consent of the Administrative Agent, amounts in USD held in the Interest Collection Account or the Principal Collection Account, as applicable, for the applicable Permitted Non-USD Currency in an amount necessary to cure such Currency Shortfall.  Each such exchange shall occur no later than one Business Day prior to such Payment Date or the Maturity Date, as applicable, and shall be made at the spot rate of conversion at the time of conversion utilizing the Collateral Agent’s foreign exchange desk. If for any reason the Company shall have failed to effect any such currency exchange by the Business Day prior to such date, then the Administrative Agent shall be entitled to (but shall not be obligated to) direct such currency exchange on behalf of the Company.

(c)                                  At any time following the occurrence of a Market Value Cure Failure or if an Event of Default has occurred and is continuing, the Administrative Agent may in its sole discretion direct the Securities Intermediary or the Bank, as applicable, to exchange amounts held in each Permitted Non-USD Currency Account for USD at the spot rate at the time of conversion (utilizing the Collateral Agent’s foreign exchange desk) for application hereunder.

SECTION 4.05                        Interest MV Cure Account and Principal MV Cure Account.

(a)                                 Prior to the Maturity Date, all cash amounts in the Interest MV Cure Account shall be invested in Eligible Investments at the written direction of the Administrative Agent (as directed by the Required Financing Providers).  Eligible Investments shall mature no later than the next succeeding Payment Date.

(b)                                 Amounts on deposit in the Interest MV Cure Account may be withdrawn by the Collateral Agent (at the written direction of the Company (or, upon the occurrence and during the continuance of an Event of Default or following the occurrence of a Market Value Cure Failure, the Administrative Agent)) and (i) used to prepay the Advances in accordance with Section 4.03(c) or (ii) distributed in accordance with the Interest Priority of Payments.  Notwithstanding any of the foregoing or anything to the contrary in this Agreement, following the occurrence of a Market Value Cure Failure, amounts on deposit in the Interest MV Cure Account may be withdrawn by the Collateral Agent at the written direction and in the sole discretion of the Administrative Agent and be applied to repay the Advances and/or to pay accrued but unpaid interest on the Advances to the Administrative Agent for ratable distribution to the Lenders or to the payment of any other Secured Obligations.

(c)                                  The Company shall cause all cash received by it in connection with a Market Value Cure to be deposited in the Principal MV Cure Account or remitted to the Collateral Agent, and the Collateral Agent shall credit to the Principal MV Cure Account such amounts received by it (and identified as such) immediately upon receipt thereof.  Prior to the Maturity Date, all cash amounts in the Principal MV Cure Account shall be invested in Eligible Investments at the written direction of the Administrative Agent (as directed by the Required Financing Providers).  All amounts contributed to the Company by the Parent, HoldCo or any Affiliate of any of the foregoing in connection with a Market Value Cure shall be paid free and clear of any right of chargeback or other equitable claim.  Eligible Investments shall mature no later than the next succeeding Payment Date.

(d)                                 Amounts on deposit in the Principal MV Cure Account may be withdrawn by the Collateral Agent (at the written direction of the Company (or, upon the occurrence and during the continuance of an Event of Default or following the occurrence of a Market Value Cure Failure, the Administrative Agent)) and (i) deposited in the Principal Collection Account with prior notice to the Administrative Agent; provided that the Compliance Condition is satisfied on a pro forma basis, (ii) used to prepay the Advances in accordance with Section 4.03(c) or (iii) distributed in accordance with the Principal Priority of Payments.  Additionally, amounts on deposit in the Principal MV Cure Account may be withdrawn and deposited in the Excluded Permitted Distribution Account as and to the extent set forth in Schedule 9.  Notwithstanding any of the foregoing or anything to the contrary in this Agreement, following the occurrence of a Market Value Cure Failure, amounts on deposit in the Principal MV Cure Account may be withdrawn by the Collateral Agent at the written direction and in the sole discretion of the Administrative Agent and be applied to repay the Advances and/or to pay accrued but unpaid interest on the Advances to the Administrative Agent for ratable distribution to the Lenders or to the payment of any other Secured Obligations.

SECTION 4.06                        Proceeds Collection Account.

(a)                                 The Company shall cause all cash received by it in connection with the sale of Portfolio Investments pursuant to Section 1.04(b)(ii) to be deposited in the Proceeds Collection Account or remitted to the Collateral Agent, and the Collateral Agent shall credit to the Proceeds Collection Account such amounts received by it (and identified as such) immediately upon receipt thereof.  Prior to the Maturity Date, all cash amounts in the Proceeds Collection Account shall be invested in Eligible Investments at the written direction of the Administrative Agent (as directed by the Required Financing Providers).  Eligible Investments shall mature no later than the next succeeding Payment Date.

(b)                                 Amounts on deposit in the Proceeds Collection Account may be withdrawn by the Collateral Agent at the written direction and in the sole discretion of the Administrative Agent and be applied to repay the Advances and/or to pay accrued but unpaid interest on the Advances to the Administrative Agent for ratable distribution to the Lenders or to the payment of any other Secured Obligations.

(c)                                  After the termination of the Financing Commitments and the payment in full in cash of the Secured Obligations, any amounts remaining in the Proceeds Collection Account shall be delivered to the Company.

SECTION 4.07                        Reduction of Financing Commitments.

(a)                                 After the Non-Call Period End Date (or any other date after JPMorgan Chase Bank, National Association ceases to act as Administrative Agent), the Company shall be entitled at its option from time to time and upon five (5) Business Days’ prior written notice to the Administrative Agent to (i) reduce the Financing Commitments with respect to Advances by prepayment of all or any portion of the principal amount of the Advances and all accrued and unpaid interest thereon and designating to the Administrative Agent that such prepayment is part of a Facility Reduction (in which case the Financing Commitments shall be reduced by the amount of principal so prepaid) and/or (ii) terminate in full or reduce in part any portion of the Financing Commitments that exceeds the sum of the outstanding Advances.

(b)                                 On the last day of the Reinvestment Period, all remaining unfunded Financing Commitments will automatically be cancelled.

(c)                                  Any reduction of Financing Commitments under this Section 4.07 shall be referred to as a “Facility Reduction”.

ARTICLE V
[RESERVED]

ARTICLE VI
REPRESENTATIONS, WARRANTIES AND COVENANTS

SECTION 6.01                        Representations and Warranties.  The Company represents to the other parties hereto, as of the date of this Agreement and as of each Trade Date, that:

(a)                                 it is duly organized or incorporated, as the case may be, and validly existing under the laws of the jurisdiction of its organization or incorporation and has all requisite power and authority to execute, deliver and perform this Agreement and each other Loan Document to which it is a party and to consummate the transactions herein and therein contemplated;

(b)                                 the execution, delivery and performance of this Agreement and each other Loan Document, and the consummation of such transactions have been duly authorized by it and this Agreement and each such other Loan Document constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms (subject to applicable bankruptcy, insolvency, moratorium, fraudulent conveyance and other similar laws affecting creditors’ rights and remedies generally);

(c)                                  the execution, delivery and performance of this Agreement and each other Loan Document and the consummation of such transactions do not and will not (i) conflict with the provisions of its governing instruments or (ii) violate any provisions of applicable law or regulation or any applicable order of any court or regulatory body or result in the breach of, or constitute a default, or require any consent, under any material agreement, instrument or document to which it is a party or by which it or any of its property may be bound or affected which, in the case of this clause (ii), would reasonably be expected to have a Material Adverse Effect;

(d)                                 no actions or proceedings at law or in equity are pending (or, to its knowledge, threatened) against it before any court, tribunal, governmental body, agency or official or any arbitrator that could reasonably be expected to result in a Material Adverse Effect;

(e)                                  [Reserved];

(f)                                   it has obtained all consents and authorizations (including all required consents and authorizations of any governmental authority) that are necessary to be obtained by it in connection with the execution, delivery and performance of this Agreement and each other Loan Document and each such consent and authorization is in full force and effect other than those for which the failure to obtain would not reasonably be expected to have a Material Adverse Effect;

(g)                                  it is not required to register as an “investment company” as defined in the Investment Company Act of 1940, as amended;

(h)                                 it has not issued any securities that are or are required to be registered under the Securities Act of 1933, as amended, and it is not a reporting company under the Securities Exchange Act of 1934, as amended;

(i)                                     except with respect to the Secured Obligations, it has no outstanding Indebtedness;

(j)                                    no ERISA Event has occurred;

(k)                                 as of the date of this Agreement it is, and after giving pro forma effect to any Advance it will be, Solvent and it is not entering into this Agreement or any other Loan Document or consummating any transaction contemplated hereby or thereby with any intent to hinder, delay or defraud any of its creditors;

(l)                                     it is not subject to any Adverse Proceeding;

(m)                             it is not in default under any other contract to which it is a party, except where such default would not reasonably be expected to have a material adverse effect on (a) the business, assets, operations or financial condition of the Company, (b) the ability of the Company to perform its obligations under this Agreement or any of the other Loan Documents or (c) the rights of or benefits available to the Administrative Agent or the Lenders under this Agreement or any of the other Loan Documents (a “Material Adverse Effect”);

(n)                                 (i) it is in compliance in all respects with the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970 and with the USA PATRIOT Act and all other laws and regulations relating to money laundering and terrorist activities and (ii) it is in compliance in all material respects with all other Laws and all orders, writs, injunctions and decrees applicable to it or to its properties;

(o)                                 it does not have any Subsidiaries or own any Investments in any Person other than the Portfolio Investments or Investments (i) constituting Eligible Investments and (ii) those the Company shall have acquired or received as a distribution in connection with a workout, bankruptcy, foreclosure, restructuring or similar process or proceeding involving a Portfolio Investment or any obligor thereunder or issuer thereof;

(p)                                 (x) it has disclosed to the Administrative Agent all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, in each case, could reasonably be expected to result in a Material Adverse Effect and (y) no report, financial statement, certificate or other information furnished in writing by or on behalf of it or any of its Affiliates to the Administrative Agent or any Lender in connection with the transactions contemplated by this Agreement and the negotiation of this Agreement or delivered hereunder or any other Loan Document (in each case as modified or supplemented by other information so furnished) contains (or, to the extent any such information was furnished to the Company by a third party, to the Company’s knowledge contains), as of its delivery date, any material misstatement of fact or omits to state any material fact necessary to make the statements therein, when taken as a whole, in the light of the circumstances under which they were made, not misleading;

(q)                                 it has good and marketable title to all Portfolio Investments and other Collateral free of any Liens (other than Permitted Liens and any Liens that will be released contemporaneously with the initial Advance hereunder);

(r)                                    the Company has filed all tax returns required by law to have been filed by it in the required legal timeframe (if any and taking into account any applicable extensions); all such tax returns are true and correct in all respects; and the Company has paid or withheld (as applicable) all taxes and governmental charges owing or required to be withheld by it (if any), except (i) any such taxes or governmental charges which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside in accordance with GAAP on its books or (ii) the failure of which to file such tax returns or pay, withhold or discharge such taxes or governmental charges would not reasonably be expected to have a material adverse effect on the Company;

(s)                                   the Company will be treated as of the date of its formation as, and for so long as any amounts remain outstanding hereunder will remain, as a disregarded entity for U.S. federal income tax purposes and will not take any action nor recognize any transfer of interests in the Company that would cause the Company to become treated other than as a disregarded entity, the Company intends that the income from the Company’s assets will be treated as income of its sole owner for United States federal income tax purposes and will not take any action inconsistent with such intention, and the Company will procure that its sole owner complies with any United States federal withholding tax obligations imposed on it;

(t)                                    the Company has not engaged in any business operations or activities other than as an ownership entity for Portfolio Investments and similar loan or debt obligations, entering into and performing its obligations under the Loan Documents and the Sourcing Agreement and such activities and activities incidental thereto;

(u)                                 it is subject to policies and procedures designed to ensure compliance by it, its agents and their respective directors, managers, officers and employees (as applicable) with Anti-Corruption Laws and applicable Sanctions, and it and its officers and managers and, to its knowledge, its owners and agents are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in it being designated as a Sanctioned Person.  None of (i) it or its officers or managers or (ii) to its knowledge, any of its owners or agents that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.  No Advances, use of proceeds or other transaction contemplated by the Loan Documents will directly, or to the knowledge of the Company, indirectly violate Anti-Corruption Laws or applicable Sanctions;

(v)                                 all proceeds of the Advances will be used by the Company only in accordance with the provisions of this Agreement.  No part of the proceeds of any Advance will be used by the Company to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock.  Neither the making of any Advance not the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulation T, U or X of the Board of Directors of the Federal Reserve Board.  No Advance is secured, directly or indirectly, by Margin Stock, and the Collateral does not include Margin Stock; and

(w)                               without limitation to any other provision of this Agreement, it acknowledges and agrees that, except with respect to any non-waivable right under applicable law, JPMCB and its affiliates are not, nor shall they be deemed to be, by virtue of JPMCB’s roles as Administrative Agent and Financing Provider hereunder and/or any action or inaction of JPMCB in either such capacity, a fiduciary of, or otherwise have a trust relationship with, or owe any duty of care, duty of loyalty or other duty to, any other person in connection with this Agreement and the transactions contemplated hereby.

SECTION 6.02                        Covenants of the Company.  The Company:

(a)                                 shall comply with Anti-Corruption Laws and applicable Sanctions and shall maintain in effect and enforce policies and procedures designed to ensure compliance by it, its agents and their respective directors, managers, officers and employees (as applicable) with Anti-Corruption Laws and applicable Sanctions;

(b)                                 shall promptly provide the Administrative Agent with any amendments to any of its or HoldCo’s constituent documents and shall not, and shall assure that HoldCo does not, amend any of its constituent documents in any manner that could reasonably be expected to, or that does, adversely affect the Lenders in any material respect without the prior written consent of the Administrative Agent at the direction of the Required Financing Providers; provided that, for purposes of this clause (b), with respect to HoldCo, “constituent documents” shall include, without limitation, the HoldCo LLC Agreement;

(c)                                  shall not, without the prior consent of the Administrative Agent (acting at the direction of the Required Financing Providers), which consent may be withheld in the sole and absolute discretion of the Required Financing Providers, enter into any hedge agreement;

(d)                                 shall not maintain any of its primary books or records with respect to the Collateral at any office other than at the address referred to on the Transaction Schedule (or at the office of the Collateral Agent) or maintain its chief executive office or its place of business at any place other than at such address, in each case without providing at least fifteen (15) days advance written notice to the Administrative Agent;

(e)                                  shall not change its name, or name under which it does business, from the name shown on the signature pages hereto, unless it shall have provided ten (10) Business Days’ advance written notice of such change to the Administrative Agent;

(f)                                   shall at all times comply with the requirements of its constituent documents, including Section 1.8 of the Amended and Restated Limited Liability Company Agreement of the Company;

(g)                                  shall at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business;

(h)                                 shall comply with all applicable requirements of law (whether statutory, regulatory or otherwise), the noncompliance with which could reasonably be expected to have, individually or collectively, a material adverse effect on the Company, the Administrative Agent, the Lenders or the Collateral;

(i)                                     shall not have any Subsidiaries without the prior written consent of the Administrative Agent, other than any entity that becomes a Subsidiary of the Company as a result of the Company’s acquisition or receipt of equity interests in such entity as a distribution in connection with a workout, bankruptcy, foreclosure, restructuring or similar process or proceeding involving a Portfolio Investment or any obligor thereunder or issuer thereof;

(j)                                    shall not fail to remain Solvent;

(k)                                 shall ensure that no ERISA Event occurs;

(l)                                     shall take all actions necessary to maintain good and marketable title to the Portfolio Investments and the other Collateral, subject to only Permitted Liens;

(m)                             shall promptly furnish to the Administrative Agent, and the Administrative Agent shall furnish to the Lenders, copies of the following financial statements, reports and information:  (i) as soon as available and in any event within one hundred and twenty (120) days after the end of each fiscal year of Parent (beginning with the fiscal year ended December 31, 2019), consolidated audited financial statements of Parent, audited by a firm of nationally recognized independent public accountants, as of the end of such fiscal year, (ii) as soon as available and in any event within sixty (60) days after the end of each of the first three fiscal quarters of each fiscal year of Parent (beginning with the fiscal quarter ended June 2019), quarterly unaudited financial information of Parent and (iii) from time to time, such other information or documents (financial or otherwise) as the Administrative Agent or the Required Financing Providers may reasonably request;

(n)                                 shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent, all taxes, assessments and other governmental charges levied or imposed upon the Company or upon the income, profits or property of the Company; provided that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment or charge, (i) the amount, applicability or validity of which is being contested in good faith by appropriate proceedings and for which disputed amounts adequate reserves in accordance with GAAP have been made or (ii) the failure of which to pay or discharge could not reasonably be expected to have a material adverse effect on the Company;

(o)                                 shall (x) permit the Administrative Agent to inspect its books and records during normal business hours with at least one (1) Business Day’s prior written notice and (y) answer questions from the Administrative Agent and otherwise consult with the Administrative Agent with respect to any Portfolio Investment, and use reasonable efforts to cause any party to the Sourcing Agreement and the Voting Agreement requested by the Administrative Agent to participate in any such consultation, with at least five (5) Business Day’s prior written notice specifying in reasonable detail the subject matter to be discussed and the initial questions to be posed by the Administrative Agent;

(p)                                 except as expressly set forth herein, shall not make any Restricted Payments without the prior written consent of the Administrative Agent; provided that (i) the Company may make Permitted Distributions and (ii) the Company may make Restricted Payments from the Excluded Permitted Distribution Account, in either case, without such consent;

(q)                                 shall not make or hold any Investments, except the Portfolio Investments or Investments (A) constituting Eligible Investments, (B) that have been consented to by the Administrative Agent and (C) those the Company shall have acquired or received as a distribution in connection with a workout, bankruptcy, foreclosure, restructuring or similar process or proceeding involving a Portfolio Investment, Eligible Investment or any issuer thereof;

(r)                                    shall not enter into any agreement which prohibits the creation or assumption of any Lien upon its properties, revenues or assets, whether now owned or hereafter acquired, other than the Loan Documents;

(s)                                   shall not request any Advance, and the Company shall not directly, or to the knowledge of the Company, indirectly, use, and shall procure that its agents shall not directly, or to the knowledge of the Company, indirectly, use the proceeds of any Advance (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto;

(t)                                    shall not purchase or otherwise acquire or receive as a distribution any commodities or any fee interest in real property or any equivalent interest in real property under any applicable law, except for such commodities or fee interest in real property as the Company shall have acquired or received as a distribution in connection with a workout, bankruptcy, foreclosure, restructuring or similar process or proceeding involving a Portfolio Investment or any issuer thereof; provided that the Company shall disclose such acquisition or receipt of any such commodities or fee interest in real property to the Administrative Agent promptly following the acquisition or receipt thereof;

(u)                                 shall post on a password protected website maintained by the Company to which the Administrative Agent will have access or deliver via email to the Administrative Agent, with respect to each obligor in respect of a Portfolio Investment, to the extent received by the Company pursuant to the underlying loan documents in respect of each Portfolio Investment, the complete financial reporting package with respect to the related obligor (including any financial statements, management discussion and analysis, executed covenant compliance certificates and related covenant calculations with respect to such obligor) and the annual budget provided to the Company, which delivery or posting shall be within five (5) Business Days of the Company’s receipt of such information; provided that, with respect to any Portfolio Investment, to the extent that the Company has previously identified in writing to the Administrative Agent the names of the “disqualified lenders” (or similar term) pursuant to the documentation for such Portfolio Investment, neither the Administrative Agent nor any Lender shall provide any information provided to the Administrative Agent pursuant to this Section 6.02(u) with respect to such Portfolio Investment to any Lender or Participant (in any case, other than JPMCB or any of its Affiliates) who is such a “disqualified lender” (or similar term) with respect to such Portfolio Investment; provided, further, that the Administrative Agent shall be permitted to disclose to the Lenders and Participants the identities of the “disqualified lenders” (or similar term) for each Portfolio Investment;

(v)                                 shall be treated as a disregarded entity for U.S. federal income tax purposes and will preserve and maintain such status, the Company will not take any action inconsistent with treating its income as income of its sole owner for United States federal income tax purposes, and the Company will procure that its sole owner complies with any United States federal withholding tax obligations of its sole owner;

(w)                               on or before the Payment Date in April in each calendar year, shall deliver to the Administrative Agent an officer’s certificate of the Company stating that, having made reasonable inquiries and to the best of the knowledge, information and belief of the Company, there does not exist, as of a date not more than five (5) days prior to the date of the officer’s certificate, nor has there existed at any time prior thereto since the date of the last officer’s certificate, any Default hereunder, or, if there has been a Default hereunder, specifying each such Default and the nature and status thereof;

(x)                                 shall ensure that each Approval Request submitted for approval to the Administrative Agent pursuant to Section 1.02 hereof shall be a good faith request by the Company for approval of such Approval Request; and

(y)                                 promptly upon any officer of the Company obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to the Company with respect thereto, (ii) that any Portfolio Investment would have failed to satisfy the Eligibility Criteria pursuant to clause (5) or (13) of Schedule 4 but for  any “SunGard” or “certain funds” provisions in the related commitment letter and (iii) that any Portfolio Investment fails at any time to satisfy the Eligibility Criteria, a certificate of an authorized officer of the Company specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action the Company has taken, is taking and proposes to take with respect thereto.  Without duplication of any of the foregoing, the Company shall provide a copy of any material written notice received by it from any obligor in respect of a Portfolio Investment within five (5) Business Days of the Company’s receipt thereof.

SECTION 6.03                        Separate Existence. The Company shall not:

(a)                                 commingle its assets with the assets of its sole member, of the Parent, of any of their respective Affiliates or of any other Person or fail to hold its assets in its own name or in the name of a trustee, custodian or other agent on its behalf;

(b)                                 fail to maintain its records and accounts, separate and apart from those of any other Person and in a manner that will be sufficient, among other things, to permit the Company to identify and account for its assets and liabilities separately from the assets and liabilities of its sole member, of the Parent, of any of their respective Affiliates or of any other Person;

(c)                                  incur any indebtedness, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than the Financings and other obligations owing under the Loan Documents, except for fees, expenses, and trade and other payables incurred in the ordinary course of its business which are paid when due;

(d)                                 guarantee, become obligated for, or hold itself out to be responsible for the debt of another Person;

(e)                                  pledge or permit the pledge of its assets to secure the obligations of any Person other than the Company or otherwise make any of its assets available to satisfy the claims of any creditor of any Person other than the Company;

(f)                                   fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(g)                                  fail to pay its debts, liabilities and expenses only from its own funds and other assets;

(h)                                 fail to correct any known misunderstandings regarding the separate identity of the Company from its sole member, the Parent, any of their respective Affiliates or any other Person;

(i)                                     fail either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business solely in its own name in order not (i) to mislead others as to the identity with which such other Person is transacting business, or (ii) to suggest that it is responsible for the debts of any third party (including its sole member, the Parent, any of their respective Affiliates or any other Person);

(j)                                    fail to act solely in its own name and through its sole member (in its capacity as the managing member of the Company) or its duly authorized officers, authorized signatories or agents in the conduct of its business;

(k)                                 except as may be required by the Code and regulations thereunder or other applicable state or local tax law, hold itself out as or be considered as a department or division of its sole member, the Parent, of any of their respective Affiliates or of any other Person;

(l)                                     fail to file its own separate tax return, or file a consolidated federal income tax return with any other Person, except as may be required by the Code and the regulations thereunder, and fail to pay any taxes required to be paid under applicable law;

(m)                             fail to maintain proper books of record and account in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Company, separate and apart from those of any other Person, provided, however, that the Company’s assets may be included in a consolidated financial statement of its Parent, provided that (a) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of the Company from the Parent and to indicate that the Company’s assets and credit are not available to satisfy the debts and other obligations of the Parent or any other Person (other than the Company) and (b) such assets shall also be listed on the Company’s own separate balance sheet;

(n)                                 fail to either maintain a sufficient number of officers, authorized signatories or other personnel, and/or engage sufficient service providers, agents or other Persons (including the Parent or Affiliate thereof), in light of its contemplated operations;

(o)                                 fail to allocate fairly and reasonably any overhead expenses that are shared with any Parent Entity or any of their respective Affiliates;

(p)                                 to the extent used in its business, fail to use separate stationery, invoices, and checks bearing its own name;

(q)                                 acquire obligations or securities of, or make any loans or advances to, or pledge its assets for the benefit of any Parent Entity or any of their respective Affiliates.

(r)                                    except pursuant to the HoldCo LLC Agreement, the Master Contribution Agreement, the Master Assignment Agreement, the Relationship Agreement or the Sourcing Agreement or as may be permitted or required by the Loan Documents, enter into any contract or agreement with any Parent Entity or any of their respective Affiliates, except upon terms and conditions that are commercially reasonable and intrinsically fair and substantially similar to those that would be available on an arm’s-length basis with unrelated third parties; provided that nothing in this clause (r) shall prohibit (w) a Permitted Distribution, (x) a transfer out of the Excluded Permitted Distribution Account, (y) the sale of Portfolio Investments to Antares or an Affiliate thereof exercising its buyout rights in accordance with Annex A of the Relationship Agreement or (z) the assignment of Portfolio Investments pursuant to the Redemption and Assignment;

(s)                                   to the fullest extent permitted by applicable law and except as permitted by the Amended and Restated Limited Liability Company Agreement of the Company, seek its dissolution or winding up in whole or in part;

(t)                                    fail to observe applicable Delaware limited liability company formalities or fail to comply with the Amended and Restated Limited Liability Company Agreement of the Company;

(u)                                 fail to maintain the Company’s minutes, resolutions, written consents and other actions authorizing the transactions entered into by the Company as its official records, in a manner that permits them to be separately identified from the records of each Parent Entity and any Affiliate thereof; or

(v)                                 fail at any time to have at least one (1) Independent Manager except while a vacancy is being filled as required by the Amended and Restated Limited Liability Company Agreement of the Company.

SECTION 6.04                        Amendments, Etc.  The Company shall be permitted to enter into any amendment, supplement, consent, waiver or other modification of any Portfolio Investment (including, for the avoidance of doubt, any Portfolio Investment denominated in a Permitted Non-USD Currency) or any related Underlying Instrument or rights thereunder (each, an “Amendment”) in its sole discretion, without the consent of the Administrative Agent.  If an Amendment has been entered into, the Company will give prompt (and in any event, not later than three (3) Business Days’) notice thereof to the Administrative Agent.  In any such event, the Company shall exercise all voting and other powers of ownership relating to such Amendment or the exercise of such rights or remedies as it shall deem appropriate under the circumstances unless an Event of Default has occurred and is continuing or a Market Value Cure Failure has occurred.  If an Event of Default has occurred and is continuing or a Market Value Cure Failure has occurred, then, notwithstanding anything herein to the contrary, (a) the Company will exercise all voting and other powers of ownership, including consent to any Amendment, with the prior written consent of the Administrative Agent (it being understood that (x) if the terms of the related Underlying Instrument expressly prohibit or restrict any such rights given to the Administrative Agent, then such right shall be limited to the extent necessary so that such prohibition or restriction is not violated and (y) the Administrative Agent shall not take direction with any action with regard to any Portfolio Investment from any Lender that the Administrative Agent knows is a “disqualified lender” (or similar term) pursuant to the documentation for such Portfolio Investment); provided that the foregoing shall not apply to JPMCB or any of its Affiliates as a Lender hereunder and (b) the Company shall not take any action with respect to any Portfolio Investment (including, for the avoidance of doubt, any Portfolio Investment denominated in a Permitted Non-USD Currency) that is inconsistent with (and it agrees that it will not vote or otherwise exercise powers of ownership pertaining thereto in any manner that is inconsistent with) the terms of this Agreement.

ARTICLE VII
EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

(a)                                 the Company shall fail to pay (i) any principal amount owing by it in respect of the Secured Obligations when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise or (ii) any other amount in respect of the Secured Obligations (whether for interest, fees or other amounts owing by it) within three (3) Business Days of when such amount becomes due and payable; provided, in the case of clause (ii), if such failure results solely from an administrative error or omission by either Agent or the Collateral Administrator, such period shall be extended to a total of five (5) Business Days; or

(b)                                 any representation or warranty made or deemed made by or on behalf of the Company in any of the Loan Documents or any amendment or modification thereof or waiver thereunder, or in any report, certificate, or other document furnished thereunder or in connection therewith or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect or misleading in any material respect when made or deemed made and if such breach is capable of being remedied, such failure shall not have been remedied or waived within thirty (30) days after the earlier of (i) receipt by the Company of written notice of such failure from the Administrative Agent and (ii) an officer of the Company becoming aware of such failure; or

(c)                                  (A) the Company shall fail to observe or perform any covenant contained in Sections 6.02(b), (c), (d), (e), (f), (i), (j), (p), (q), (r), (s), (t), (u), (y)(i) or (y)(ii) or any obligation set forth in Section 2.03(e), or (B) the Company shall fail to observe or perform any other covenant, condition or agreement contained herein (it being understood that the failure of a Portfolio Investment to satisfy the Concentration Limitations after the date of its purchase shall not constitute such a failure) and, in the case of this clause (B), if such failure is capable of being remedied, such failure shall not have been remedied or waived within thirty (30) days after the earlier of (i) receipt by the Company of written notice of such failure from the Administrative Agent and (ii) an officer of the Company becoming aware of such failure; or

(d)                                 an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Company or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered; or

(e)                                  the Company shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (d) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action in contemplation or for the purpose of effecting any of the foregoing; or

(f)                                   the Company shall become unable, admit in writing its inability or fail generally to pay its debts as they become due; or

(g)                                  the Company shall fail to observe or perform any covenant contained in Section 6.03 and, as a result of such failure, Dechert LLP or another law firm of nationally recognized standing would be unable to deliver a substantive non-consolidation opinion with respect to the Company and HoldCo.; or

(h)                                 the passing of a resolution by the equity holders of the Company (or any comparable action under the laws of the Company’s corporate domicile) in respect of the winding up on a voluntary basis of the Company; or

(i)                                     any final judgments or orders (not subject to appeal or otherwise non-appealable) by one or more courts of competent jurisdiction for the payment of money in an aggregate amount in excess of $5,000,000 (after giving effect to insurance, if any, available with respect thereto) shall be rendered against the Company, and the same shall remain unsatisfied, unvacated, unbonded or unstayed for a period of thirty (30) days after the date on which the right to appeal has expired; or

(j)                                    an ERISA Event occurs; or

(k)                                 a Change of Control occurs; or

(l)                                     the LTV Ratio is greater than 75% and such condition persists for five (5) consecutive Business Days after notice thereof is provided to the Company by the Administrative Agent; or

(m)                             the Collateral Agent fails to have a valid first priority perfected security interest in the Collateral (other than a temporary failure to have such a security interest in an immaterial portion of

Collateral received in connection with a workout, insolvency, foreclosure or similar event with respect to an obligor of a Portfolio Investment if such Collateral cannot be Delivered contemporaneously with the receipt thereof by the Borrower or if a security interest in such Collateral cannot be perfected under Articles 8 and 9 of the UCC); or

(n)                                 any Person makes a claim in writing against the Company or the Collateral for payment on amounts arising out of any action or omission of the Company, or in respect of any other damages or liability of any kind in respect to acts, omissions or circumstances in respect of the Company, prior to the Effective Date, and the same shall remain unsatisfied, undischarged or unbonded for a period of thirty (30) days after the date on which the Company receives written notice of such claim; provided that to the extent that the Company makes any payment or posts any bond on any such claim, any related payment shall be made solely from the Excluded Permitted Distribution Account;

then, and in every such event (other than an event with respect to the Company described in clause (d) or (e) of this Article), and at any time thereafter in each case during the continuance of such event, the Administrative Agent may, and at the request of the Required Financing Providers shall, by notice to the Company, take either or both of the following actions, at the same or different times:  (i) terminate the Financing Commitments, and thereupon the Financing Commitments shall terminate immediately, and (ii) declare all of the Secured Obligations then outstanding to be due and payable in cash in whole (or in part, in which case any Secured Obligations not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the Secured Obligations so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Company accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company; and in case of any event with respect to the Company described in clause (d) or (e) of this Article, the Financing Commitments shall automatically terminate and all Secured Obligations then outstanding, together with accrued interest thereon and all fees and other obligations of the Company accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company.

ARTICLE VIII
ACCOUNTS; COLLATERAL SECURITY

SECTION 8.01                        The Accounts; Agreement as to Control.

(a)                                 Establishment and Maintenance of Accounts.

(i)                                     The Company has directed and the Intermediary hereby acknowledges that it has established (1) an account designated as the “Custodial Account”; (2) an account designated as the “Interest MV Cure Account”; (3) an account designated as the “Principal MV Cure Account”; (4) an account designated as the “Interest Collection Account”; (5) an account designated as the “Principal Collection Account”; (6) an account designated as the “Proceeds Collection Account” (the Custodial Account, the Interest MV Cure Account, the Principal MV Cure Account, the Interest Collection Account, the Principal Collection Account and the Proceeds Collection Account, each, a “Collateral Account” and, collectively, the “Collateral Accounts”); and (7) an account designated as the “Excluded Permitted Distribution Account” (together with the Collateral Accounts, the “Accounts” and, each, an “Account”), and the account numbers for the Accounts are set forth on the Transaction Schedule.  In addition, on or prior to the First Amendment Date, the Company shall direct the Intermediary to establish an account designated as the “Unfunded Exposure Account” into which the Company is required to deposit amounts pursuant to Section 2.03(e), and upon such request the Securities Intermediary shall establish such account, which shall comprise an “Account” and a “Collateral Account” for all purposes hereunder.  In addition, the Company hereby directs the Intermediary to establish one or more Permitted Non-USD Currency Accounts for the purposes of holding cash and Eligible Investments denominated in each Permitted Non-USD Currency pursuant to the terms hereof.  Each of the Accounts shall be comprised of a “securities account” and such subaccounts as the Intermediary may determine to be necessary or convenient for the administration of the Accounts.  The Company may (x) make deposits into any Account other than deposits from Principal Proceeds and Interest Proceeds and (y) make transfers from the Excluded Permitted Distribution Account to any Collateral Account or to any Person.  The Intermediary agrees to maintain each of the Accounts as a “securities intermediary” (within the meaning of Section 8-102(a)(14) of the UCC) and (to the extent that any Account is re-characterized as a deposit account) as a “bank” (within the meaning of Section 9-102(a)(8) of the UCC), in each case in the name of the Company subject (other than in the case of the Excluded Permitted Distribution Account) to the Lien of the Collateral Agent under this Agreement, and agrees not to change the name or account number of any Collateral Account without the prior consent of the Collateral Agent (acting at the written direction of the Administrative Agent).  The Intermediary hereby certifies that it is a bank or trust company that in the ordinary course of business maintains securities accounts for others and in that capacity has established the Accounts in the name of the Company.

(ii)                                  Nothing herein shall require the Securities Intermediary to credit to any Account or to treat as a financial asset (within the meaning of Section 8-102(a)(9) of the UCC) any asset in the nature of a general intangible (as defined in Section 9-102(a)(42) of the UCC) or to “maintain” a sufficient quantity thereof (within the meaning of Section 8-504 of the UCC).  Notwithstanding any term hereof or elsewhere to the contrary, it is hereby expressly acknowledged that (a) interests in loans may be acquired and delivered by the Company to the Securities Intermediary or the Collateral Agent from time to time that are not evidenced by, or accompanied by delivery of, a security (as that term is defined in UCC Section 8-102) or an instrument (as that term is defined in Section 9-102(a)(47) of the UCC), and may be evidenced solely by delivery to the Collateral Agent of a facsimile or electronic copy of an assignment agreement (“Loan Assignment Agreement”) in favor of the Company as assignee, (b) any such Loan Assignment Agreement (and the registration of the related loan on the books and records of the applicable obligor or bank agent) shall be registered in the name of the Company and (c) any duty on the part of the Securities Intermediary or Collateral Agent with respect to such loan (including in respect of any duty it might otherwise have to maintain a sufficient quantity of such loan for purposes of UCC Section 8-504) shall be limited to the exercise of reasonable care by the Collateral Agent in the physical custody of any such Loan Assignment Agreement that may be delivered to it.  It is acknowledged and agreed that neither the Collateral Agent nor the Intermediary is under a duty to examine underlying credit agreements or loan documents to determine the validity or sufficiency of any Loan Assignment Agreement (and shall have no responsibility for the genuineness or completeness thereof), or for the issuer’s title to any related loan.

(b)                                 Collateral Agent in Control of Securities Accounts.  Each of the parties hereto hereby agrees that (1) each Account shall be a “securities account” (within the meaning of Section 8-501(a) of the UCC), (2) all property credited to any Account shall be credited to the respective securities account and shall be treated as a financial asset for purposes of Article 8 of the UCC, (3) the Collateral Agent is the “entitlement holder” (within the meaning of Section 8-102(a)(7) of the UCC) and (4) except as otherwise expressly provided herein, the Collateral Agent will be exclusively entitled to exercise the rights that comprise each financial asset credited to each Collateral Account.  The parties hereto agree that (x)  with respect to the Collateral Accounts, the Securities Intermediary will comply only with entitlement orders or other instructions originated by the Collateral Agent and no other Person (and without further consent by any other Person) and (y) the Collateral Agent, for the benefit of the Secured Parties, shall have exclusive control and the sole right of withdrawal over each Collateral Account.  The only permitted withdrawals from the Collateral Accounts shall be in accordance with the provisions of this Agreement.

(c)                                  Subordination of Lien, Etc.  If the Intermediary has or subsequently obtains by agreement, operation of law or otherwise a security interest in any Collateral Account or any security entitlement credited thereto, the Intermediary hereby agrees that such security interest shall be subordinate to the security interest of the Collateral Agent.  The property credited to any Collateral Account will not be subject to deduction, set-off, banker’s lien, or any other right in favor of any person other than the Collateral Agent (except that the Intermediary may set-off (1) all amounts due to the Intermediary in respect of its customary fees and expenses for the routine maintenance and operation of the Collateral Accounts, and (2) the face amount of any checks which have been credited to any Collateral Account but are subsequently returned unpaid because of uncollected or insufficient funds).

(d)                                 Property Registered, Indorsed, etc. to Securities Intermediary.  All securities or other property underlying any financial assets credited to any Account shall be registered in the name of the Securities Intermediary, indorsed to the Securities Intermediary in blank or credited to another securities account maintained in the name of the Securities Intermediary, and in no case will any financial asset credited to any Account be registered in the name of the Company, payable to the order of the Company or specially indorsed to the Company except to the extent the foregoing have been specially indorsed to the Securities Intermediary or in blank.

(e)                                  Control of Permitted Non-USD Currency Accounts.  Except as otherwise expressly provided herein, the Collateral Agent will be exclusively entitled to exercise the rights that comprise each financial asset (including cash) credited to or deposited in each Permitted Non-USD Currency Account.  The parties hereto agree that the Intermediary shall act only on entitlement orders or other instructions with respect to the Permitted Non-USD Currency Accounts originated by the Collateral Agent and no other Person (and without further consent by any other Person); and the Collateral Agent, for the benefit of the Secured Parties, shall have exclusive control and the sole right of withdrawal over each Permitted Non-USD Currency Account.  The only permitted withdrawals from the Permitted Non-USD Currency Accounts shall be in accordance with the provisions of this Agreement.

(f)                                   Jurisdiction; Governing Law of Accounts.  The establishment and maintenance of each Account and all interests, duties and obligations related thereto shall be governed by the law of the State of New York and the “securities intermediary’s jurisdiction” (within the meaning of Section 8-110 of the UCC) with respect to the securities accounts and (to the extent that any Account is re-characterized as a deposit account) the “bank’s jurisdiction” (within the meaning of Section 9-304 of the UCC) shall be the State of New York.  The parties further agree that the law applicable to all of the issues in Article 2(1) of The Hague Convention on the Law Applicable to Certain Rights in Respect of Securities Held with an Intermediary shall be the law of the State of New York.  Terms used in this Section 8.01 without definition have the meanings given to them in the UCC.

(g)                                  No Duties.  The parties hereto acknowledge and agree that the Intermediary shall not have any additional duties other than those expressly set forth in this Section 8.01, and the Intermediary shall satisfy those duties expressly set forth in this Section 8.01 so long as it acts without gross negligence or willful misconduct.  Without limiting the generality of the foregoing, the Intermediary shall not be subject to any fiduciary or other implied duties, and the Intermediary shall not have any duty to take any discretionary action or exercise any discretionary powers.  In the event the Securities Intermediary receives instructions from the Company to effect a securities transaction as contemplated in 12 CFR 12.1, the Company acknowledges that upon its written request and at no additional cost, it has the right to receive the notification from the Securities Intermediary after the completion of such transaction as contemplated in 12 CFR 12.4(a) or (b).  The Company agrees that, absent specific request, such notifications shall not be provided by the Securities Intermediary hereunder, and in lieu of such notifications, the Securities Intermediary shall make available periodic account statements in the manner required by this Agreement.

(h)                                 Ownership of Collateral Accounts; Tax Forms.  For the avoidance of doubt, each Collateral Account (including income, if any, earned on the investments of funds in such Collateral Account) will be owned by the Company, for federal income tax purposes. The Company is required to provide to the Securities Intermediary (i) an IRS Form W-9 or appropriate IRS Form W-8 no later than the date of this Agreement, and (ii) any additional IRS forms (or updated versions of any previously submitted IRS forms) or other documentation at such time or times required by applicable law or upon the reasonable request of the Securities Intermediary as may be necessary (x) to reduce or eliminate the imposition of U.S. withholding taxes and (y) to permit the Securities Intermediary to fulfill its tax reporting obligations under applicable law with respect to the Collateral Accounts or any amounts paid to the Company. If any IRS form or other documentation previously delivered becomes obsolete or inaccurate in any respect, the Company shall timely provide to the Securities Intermediary accurately updated and complete versions of such IRS forms or other documentation. Wells Fargo Bank, National Association, both in its individual capacity and in its capacity as Securities Intermediary, shall have no liability to the Company or any other person  in connection with any tax withholding amounts paid or withheld from the Collateral Accounts pursuant to applicable law arising from the Company’s failure to timely provide an accurate, correct and complete IRS FormW-9 or an appropriate IRS FormW-8, as applicable, or such other documentation contemplated under this paragraph. For the avoidance of doubt, no funds shall be invested with respect to such Collateral Accounts absent the Securities Intermediary having first received the IRS forms and other documentation required by this paragraph.

SECTION 8.02                        Collateral Security; Pledge; Delivery.

(a)                                 Grant of Security Interest.  As collateral security for the prompt payment in full when due of all the Company’s obligations to the Agents, the Lenders, the Collateral Administrator and the Intermediary (collectively, the “Secured Parties”) under this Agreement (collectively, the “Secured Obligations”), the Company hereby pledges, assigns, hypothecates, charges, mortgages, delivers and transfers the Collateral to the Collateral Agent, including a continuing security interest in favor of the Collateral Agent in all of the Company’s right, title and interest in, to and under (in each case, whether now owned or existing, or hereafter acquired or arising) all accounts, payment intangibles, general intangibles, chattel paper, electronic chattel paper, instruments, deposit accounts, letter-of-credit rights, investment property, and any and all other property of any type or nature owned by it (other than the Excluded Permitted Distribution Account and all investments, obligations and other property from time to time credited thereto) (all of the property described in this clause (a) being collectively referred to herein as “Collateral”), including: (1) each Portfolio Investment, (2) the Collateral Accounts and the Permitted Non-USD Currency Accounts and all investments, obligations and other property from time to time credited thereto, (3) all rights of the Company under the Master Contribution Agreement and the Master Assignment Agreement, (4) all other property of the Company (other than (x) the Excluded Permitted Distribution Account and all investments, obligations and other property from time to time credited thereto and (y) all rights of the Company under the Sourcing Agreement) and (5) all proceeds thereof, all accessions to and substitutions and replacements for, any of the foregoing, and all rents, profits and products of any thereof; provided, however, the Company shall pledge 65% of all classes of equity interests entitled to vote and 100% of all non-voting equity interests of any first-tier Foreign Subsidiary that is a CFC or any first-tier Foreign Holdco and shall not be required to pledge any other equity interests of a CFC, any Foreign Holdco or any Subsidiary of a CFC.

(b)                                 Delivery and Other Perfection.  In furtherance of the collateral arrangements contemplated herein, the Company shall (1) Deliver to the Collateral Agent the Collateral hereunder as and when acquired by the Company and (2) if any of the securities, monies or other property pledged by the Company hereunder are received by the Company, forthwith take such action as is necessary to ensure the Collateral Agent’s continuing perfected security interest in such Collateral (including Delivering such securities, monies or other property to the Collateral Agent).

(c)                                  Remedies, Etc.  During the period in which an Event of Default shall have occurred and be continuing, the Collateral Agent shall (but only if and to the extent directed in writing by the Required Financing Providers) do any of the following:

(1)                                 Exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party under the UCC (whether or not the UCC applies to the affected Collateral), under the laws of Canada and each applicable province thereof and under the laws of each other Eligible Jurisdiction and also may, without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent’s offices or elsewhere, for cash, or (in the case of a Lender) as a credit against amounts owed to such Lender, and upon such other terms as the Collateral Agent (acting at the direction of the Required Financing Providers) may deem commercially reasonable.  The Company agrees that, to the extent notice of sale shall be required by law, at least ten (10) days’ prior notice to the Company of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification.  The Collateral Agent shall not be obligated to make any sale of the Collateral regardless of notice of sale having been given.  The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(2)                                 Transfer all or any part of the Collateral into the name of the Collateral Agent or a nominee thereof.

(3)                                 Enforce collection of any of the Collateral by suit or otherwise, and surrender, release or exchange all or any part thereof, or compromise or extend or renew for any period (whether or not longer than the original period) any obligations of any nature of any party with respect thereto.

(4)                                 Endorse any checks, drafts, or other writings in the Company’s name to allow collection of the Collateral.

(5)                                 Take control of any proceeds of the Collateral.

(6)                                 Execute (in the name, place and stead of any of the Company) endorsements, assignments, stock powers and other instruments of conveyance or transfer with respect to all or any of the Collateral.

(7)                                 Perform such other acts as may be required to do to protect the Collateral Agent’s rights and interest hereunder.

In connection with the sale of Portfolio Investments by any Agent in accordance with the terms of this Section 8.02(c), subject to the limitations set forth therein, the provisions set forth in

Section 1.04(b) regarding the sale of Portfolio Investments by an Agent shall apply to any such sale hereunder.

After the termination of the Financing Commitments and the payment in full in cash of the Secured Obligations, any remaining proceeds of any sale or transfer of the Collateral shall be delivered to the Company.

(d)                                 Compliance with Restrictions.  The Company agrees that in any sale of any of the Collateral whenever an Event of Default shall have occurred and be continuing, the Collateral Agent is hereby authorized to comply with any limitation or restriction in connection with such sale as it may be advised by counsel is necessary in order to avoid any violation of applicable law (including compliance with such procedures as may restrict the number of prospective bidders and purchasers, require that such prospective bidders and purchasers have certain qualifications, and restrict such prospective bidders and purchasers to persons who will represent and agree that they are purchasing for their own account for investment and not with a view to the distribution or resale of such Collateral), or in order to obtain any required approval of the sale or of the purchaser by any governmental regulatory authority or official, and the Company further agrees that such compliance shall not, in and of itself, result in such sale being considered or deemed not to have been made in a commercially reasonable manner, nor shall the Collateral Agent be liable or accountable to the Company for any discount allowed by the reason of the fact that such Collateral is sold in compliance with any such limitation or restriction.

(e)                                  Private Sale.  The Collateral Agent shall incur no liability as a result of a sale of the Collateral, or any part thereof, at any private sale pursuant to clause (c) above.  The Company hereby waives any claims against each Agent and Financing Provider arising by reason of the fact that the price at which the Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale.

(f)                                   Collateral Agent Appointed Attorney-in-Fact.  The Company hereby appoints the Collateral Agent as the Company’s attorney-in-fact (it being understood that the Collateral Agent shall not be deemed to have assumed any of the obligations of the Company by this appointment), with full authority in the place and stead of the Company and in the name of the Company, from time to time in the Collateral Agent’s discretion (exercised at the written direction of the Administrative Agent or the Required Financing Providers, as the case may be), after the occurrence and during the continuation of an Event of Default, to take any action and to execute any instrument which the Administrative Agent or the Required Financing Providers may deem necessary or advisable to accomplish the purposes of this Agreement.  The Company hereby acknowledges, consents and agrees that the power of attorney granted pursuant to this clause is irrevocable during the term of this Agreement and is coupled with an interest.

(g)                                  Further Assurances.  The Company covenants and agrees that, from time to time upon the request of the Collateral Agent (as directed by the Administrative Agent), the Company will execute and deliver such further documents, and do such other acts and things as the Collateral Agent (as directed by the Administrative Agent) may reasonably request in order fully to effect the purposes of this Agreement and to protect and preserve the priority and validity of the security interest granted hereunder or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral.

(h)                                 Termination.  Upon the payment in full in cash of all Secured Obligations, the security interest granted herein shall automatically (and without further action by any party) terminate and all rights to the Collateral shall revert to the Company.  Upon any such termination, the Collateral Agent will, at the Company’s sole expense, deliver to the Company, or cause the Intermediary to deliver, without any representations, warranties or recourse of any kind whatsoever, all certificates and instruments representing or evidencing all of the Collateral held by the Intermediary hereunder, and execute and deliver to the Company or its nominee such documents as the Company shall reasonably request to evidence such termination.

SECTION 8.03                        Capital Contributions.  HoldCo may, from time to time in its sole discretion, (x) deposit amounts into the Principal Collection Account or a Permitted Non-USD Currency Account, as applicable, and/or (y) transfer Eligible Investments or Portfolio Investments, in each case, as equity contributions to the Company.  All such amounts will be included in each applicable compliance calculation under this Agreement, including, without limitation, calculation of the Net Asset Value and the LTV Ratio.

SECTION 8.04                        Accountings.  The Collateral Administrator shall compile and provide to the Agents, the Lenders and the Company, (a) (i) not later than three (3) Business Days prior to the 20th calendar day of each calendar month, (ii) on the date any Advance is made with respect to the purchase of any Portfolio Investment and (iii) at such other times as may be agreed by the Administrative Agent and the Collateral Administrator, a Portfolio concentration report in a form to be agreed by the Administrative Agent and the Collateral Administrator, (b) on each Business Day, a daily Portfolio holding report (each, a “Daily Portfolio Holding Report”) substantially in the form of Exhibit B-1 hereto, (c) on each Business Day, a daily cash balances report in a form to be agreed by the Administrative Agent and the Collateral Administrator, which report shall include the Spot Rate for such day and (d) as soon as reasonably practicable following the end of each calendar quarter (and, in any event, not later than 15 calendar days following the end of such calendar quarter), commencing with the calendar quarter ending in June 2019, a quarterly holdings report in the form of Exhibit B-2 hereto (a “Quarterly Holdings Report”).  For the purposes of the Quarterly Holdings Report, calculations shall be made on the first day of each fiscal quarter utilizing the most recent financial information received by the Company at least 15 days prior to such date.

ARTICLE IX
THE AGENTS

SECTION 9.01                        Appointment of Administrative Agent and Collateral Agent.  Each of the Financing Providers hereby irrevocably appoints each of the Agents as its agent and authorizes such Agent to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.  Anything contained herein to the contrary notwithstanding, each Agent and each Financing Provider hereby agree that no Financing Provider shall have any right individually to realize upon any of the Collateral hereunder, it being understood and agreed that all powers, rights and remedies hereunder with respect to the Collateral shall be exercised solely by the Collateral Agent for the benefit of the Secured Parties in accordance with the terms of this Agreement.

Each financial institution serving as an Agent hereunder shall have the same rights and powers in its capacity as a Financing Provider (if applicable) as any other Financing Provider and may exercise the same as though it were not an Agent, and such financial institution and its affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Company as if it were not an Agent hereunder.

No Agent shall have any duties or obligations except those expressly set forth herein.  Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except that the foregoing shall not limit any duty expressly set forth in this Agreement to include such rights and powers expressly contemplated hereby that such Agent is required to exercise in writing as directed by (i) in the case of the Collateral Agent (A) in respect of the exercise of remedies under Section 8.02(c), the Required Financing Providers, or (B) in all other cases, the Administrative Agent or (ii) in the case of any Agent, the Required Financing Providers (or such other number or percentage of the Financing Providers as shall be necessary under the circumstances as provided herein), and (c) except as expressly set forth herein, no Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company that is communicated to or obtained by the financial institution serving in the capacity of such Agent or any of its affiliates in any capacity.  The Collateral Agent shall not be liable for any action taken or not taken by it in the absence of its own gross negligence or willful misconduct or with the consent or at the request or direction of the Administrative Agent or the Required Financing Providers (or such other number or percentage of the Financing Providers that shall be permitted herein to direct such action or forbearance).  No Agent shall be liable for any action taken or not taken by it (i) in the absence of its own gross negligence or willful misconduct or (ii) with the consent or at the request or direction of the Administrative Agent (in the case of the Collateral Administrator and the Collateral Agent only) or the Required Financing Providers (or such other number or percentage of the Financing Providers that shall be permitted herein to direct such action or forbearance).  Each Agent shall be deemed not to have knowledge of any matter (including any Default) unless a Responsible Officer of such Agent has actual knowledge or receives written notice of such matter, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness, genuineness, value or sufficiency of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth herein, other than to confirm receipt of items expressly required to be delivered to such Agent.  No Agent shall be required to risk or expend its own funds in connection with the performance of its obligations hereunder if it reasonably believes it will not receive reimbursement therefor hereunder.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, direction, opinion, document or other writing believed by it to be genuine and to have been signed or sent by the proper person.  Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper person, and shall not incur any liability for relying thereon.  Each Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts or be responsible for the misconduct or negligence of attorneys appointed by it with due care.

In the event the Collateral Agent or the Collateral Administrator shall receive conflicting instruction from the Administrative Agent and the Required Financing Providers, the instruction of the Required Financing Providers shall govern.  Neither the Collateral Administrator nor the Collateral Agent shall have any duties or obligations under or in respect of any other agreement (including any agreement that may be referenced herein) to which it is not a party.  The grant of any permissive right or power to the Collateral Agent hereunder shall not be construed to impose a duty to act.

It is expressly acknowledged and agreed that neither the Collateral Administrator nor the Collateral Agent shall be responsible for, and shall not be under any duty to monitor or determine, compliance with the Eligibility Criteria (Schedule 4) or the Concentration Limitations (Schedule 5) or the conditions to any purchase hereunder in any instance, or to determine if the conditions of “Deliver” have been satisfied or otherwise to monitor or determine compliance by any other person with the requirements of this Agreement.

Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it; provided, however, that any such sub-agent receiving payments from the Company shall be a “U.S. person” and a “financial institution” within the meaning of Treasury Regulations Section 1.1441-1  No Agent shall be responsible for any misconduct or negligence on the part of any sub-agent or attorney appointed by such Agent with due care.  Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective affiliates and the respective directors, officers, employees, agents and advisors of such person and its affiliates (the “Related Parties”) for such Agent.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent or Collateral Agent, as the case may be.

Subject to the appointment and acceptance of a successor Agent as provided in this paragraph, each Agent may resign at any time by notifying the other Agents, the Financing Providers and the Company.  Upon any such resignation, the Required Financing Providers shall have the right (with, so long as no Event of Default has occurred and is continuing or no Market Value Cure Failure has occurred, the consent of the Company) to appoint a successor; provided, however, that any such successor receiving payments from the Company shall be a “U.S. person” and a “financial institution” within the meaning of Treasury Regulations Section 1.1441-1.  If no successor shall have been so appointed by the Required Financing Providers and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation, then the Administrative Agent may, on behalf of the Financing Providers, appoint a successor Agent which shall be a financial institution with an office in New York, New York, or an affiliate of any such bank; provided, however, that any such successor receiving payments from the Company shall be a “U.S. person” and a “financial institution” within the meaning of Treasury Regulations Section 1.1441-1.  If no successor shall have been so appointed by the Administrative Agent and shall have accepted such appointment within sixty (60) days after the retiring Agent gives notice of its resignation, such Agent may petition a court of competent jurisdiction for the appointment of a successor; provided, however, that any such successor receiving payments from the Company shall be a “U.S. person” and a “financial institution” within the meaning of Treasury Regulations Section 1.1441-1.  Upon the acceptance of its appointment as Administrative Agent or Collateral Agent, as the case may be, hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder.  After the retiring Agent’s resignation hereunder, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent or Collateral Agent, as the case may be.

Each Financing Provider acknowledges that it has, independently and without reliance upon any Agent or any other Financing Provider and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Financing Provider also acknowledges that it will, independently and without reliance upon any Agent or any other Financing Provider and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

Anything in this Agreement notwithstanding, in no event shall any Agent, the Collateral Administrator or the Intermediary be liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including lost profits), even if such Agent, the Collateral Administrator or the

Intermediary, as the case may be, has been advised of such loss or damage and regardless of the form of action.

Each Agent and the Collateral Administrator shall not be liable for any error of judgment made in good faith by an officer or officers of such Agent or the Collateral Administrator, unless it shall be conclusively determined by a court of competent jurisdiction that such Agent or the Collateral Administrator was grossly negligent in ascertaining the pertinent facts.

Each Agent and the Collateral Administrator shall not be responsible for the accuracy or content of any certificate, statement, direction or opinion furnished to it in connection with this Agreement.

Each Agent and the Collateral Administrator shall not be bound to make any investigation into the facts stated in any resolution, certificate, statement, instrument, opinion, report, consent, order, approval, bond or other document or have any responsibility for filing or recording any financing or continuation statement in any public office at any time or to otherwise perfect or maintain the perfection of any security interest or lien granted to it hereunder.

In the absence of gross negligence, willful misconduct or bad faith on the part of the Agents, the Agents may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any request, instruction, certificate, opinion or other document furnished to the Agents, reasonably believed by the Agents to be genuine and to have been signed or presented by the proper party or parties and conforming to the requirements of this Agreement; but in the case of a request, instruction, document or certificate which by any provision hereof is specifically required to be furnished to the Agents, the Agents shall be under a duty to examine the same in accordance with the requirements of this Agreement to determine that it conforms to the form required by such provision.

No Agent shall be responsible for delays or failures in performance resulting from acts beyond its control.  Such acts include but are not limited to acts of God, strikes, lockouts, riots and acts of war.  The protections set forth in this Section 9.01and Section 9.02 shall likewise be available and applicable to the Intermediary and the Collateral Administrator.

SECTION 9.02                        Additional Provisions Relating to the Collateral Agent and the Collateral Administrator.

(a)                                 Collateral Agent May Perform.  The Collateral Agent shall from time to time take such action (at the written direction of the Administrative Agent or the Required Financing Providers) for the maintenance, preservation or protection of any of the Collateral or of its security interest therein, provided that the Collateral Agent shall have no obligation to take any such action in the absence of such direction and shall have no obligation to comply with any such direction if it reasonably believes that the same (1) is contrary to applicable law or (2) might subject the Collateral Agent to any loss, liability, cost or expense, unless the Administrative Agent or the Required Financing Providers, as the case may be, issuing such instruction makes provision satisfactory to the Collateral Agent for payment of same.

(b)                                 Custody and Preservation.  The Collateral Agent is required to hold in custody and preserve any of the Collateral in its possession pursuant to the terms of this Agreement and the standard of care set forth herein, provided that the Collateral Agent shall be deemed to have complied with the terms of this Agreement with respect to the custody and preservation of any of the Collateral if it takes such action for that purpose as the Company reasonably requests at times other than upon the occurrence and during the continuance of any Event of Default, but failure of the Collateral Agent to comply with any such request at any time shall not in itself be deemed a failure to comply with the terms of this Agreement.  The Collateral Agent will not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any liens thereon.

(c)                                  Collateral Agent Not Liable.  The Collateral Agent shall not be liable by reason of its compliance with the terms of this Agreement with respect to (1) the investment of funds held thereunder in Eligible Investments (other than for losses attributable to the Collateral Agent’s failure to make payments on investments issued by the Collateral Agent, in its commercial capacity as principal obligor and not as collateral agent, in accordance with their terms) or (2) losses incurred as a result of the liquidation of any Eligible Investment prior to its stated maturity.  It is expressly agreed and acknowledged that the Collateral Agent is not guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to the Portfolio Investments or other Collateral.

(d)                                 Certain Rights and Obligations of the Collateral Agent.  Without further consent or authorization from any Financing Providers, the Collateral Agent shall be deemed to have released, and is authorized to execute any documents or instrument necessary to release, any lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted by this Agreement or as otherwise permitted or required hereunder or to which the Required Financing Providers have otherwise consented.  Anything contained herein to the contrary notwithstanding, in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale, any Agent or Financing Provider may be the purchaser of any or all of such Collateral at any such sale and the Collateral Agent, as agent for and representative of the Financing Providers (but not any Financing Provider in its individual capacity unless the Required Financing Providers shall otherwise agree), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any collateral payable by the purchaser at such sale.

(e)                                  Collateral Agent, Collateral Administrator and Intermediary Fees and Expenses.  Subject to the Priority of Payments, the Company agrees to pay to the Collateral Agent, the Intermediary and the Collateral Administrator such fees as agreed to in a separate fee letter agreement between the Collateral Agent and the Company and acknowledged hereby by the Administrative Agent and as may be subsequently modified as agreed among the Company, the Administrative Agent, the Collateral Agent, the Intermediary and the Collateral Administrator in writing.  Subject to the Priority of Payments, the Company further agrees to pay to the Collateral Agent, the Intermediary and the Collateral Administrator, or reimburse the Collateral Agent, the Intermediary and the Collateral Administrator for paying, reasonable and documented out-of-pocket expenses in connection with this Agreement and the transactions contemplated hereby.

(f)                                   Execution by the Collateral Agent and the Collateral Administrator.  The Collateral Agent and the Collateral Administrator are executing this Agreement solely in their capacity as Collateral Agent and Collateral Administrator hereunder and in no event shall have any obligation to make any Advance, provide any Financing or perform any obligation of the Administrative Agent hereunder.  Any organization or entity into which the Collateral Agent may be merged or converted or with which it may be consolidated, any organization or entity resulting from any merger, conversion or consolidation to which the Collateral Agent shall be a party and any organization or entity succeeding to all or substantially all of the corporate trust business of the Collateral Agent shall be the successor Collateral Agent hereunder without execution or filing of any paper or any further act of any of the parties hereto; provided that such surviving entity meets the requirements of a successor Collateral Agent set forth in Section 9.01.

(g)                                  Information Provided to Collateral Agent and Collateral Administrator.  Without limiting the generality of any terms of this Section, neither the Collateral Agent nor the Collateral Administrator shall have liability for any failure, inability or unwillingness on the part of the Administrative Agent or the Company to provide accurate and complete information on a timely basis to the Collateral Agent, or otherwise on the part of any such party to comply with the terms of this Agreement, and, absent gross negligence, willful misconduct or bad faith, shall have no liability for any inaccuracy or error in the performance or observance on the Collateral Agent’s part of any of its duties hereunder that is caused by or results from any such inaccurate, incomplete or untimely information received by it, or other failure on the part of any such other party to comply with the terms hereof.

ARTICLE X
MISCELLANEOUS

SECTION 10.01                 Non-Petition.  Each of the Collateral Agent, the Intermediary and the Collateral Administrator hereby agrees not to commence, or join in the commencement of, any proceedings in any jurisdiction for the bankruptcy, winding-up or liquidation of the Company or any similar proceedings, in each case prior to the date that is one year and one day (or if longer, any applicable preference period plus one day) after the payment in full of all amounts owing to the parties hereto.  The foregoing restrictions are a material inducement for the parties hereto to enter into this Agreement and are an essential term of this Agreement.  The Administrative Agent or the Company may seek and obtain specific performance of such restrictions (including injunctive relief), including, without limitation, in any bankruptcy, winding-up, liquidation or similar proceedings.  The Company shall promptly object to the institution of any bankruptcy, winding-up, liquidation or similar proceedings against it and take all necessary or advisable steps to cause the dismissal of any such proceeding; provided that such obligation shall be subject to the availability of funds therefor.

SECTION 10.02                 Notices.All notices and other communications in respect hereof (including, without limitation, any modifications hereof, or requests, waivers or consents hereunder) to be given or made by a party hereto shall be in writing (including by electronic mail or other electronic messaging system) to the other parties hereto at the addresses for notices specified on the Transaction Schedule (or, as to any such party, at such other address as shall be designated by such party in a notice to each other party hereto).  All such notices and other communications shall be deemed to have been duly given when transmitted by facsimile or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.

SECTION 10.03                 No Waiver.  No failure on the part of any party hereto to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

SECTION 10.04                 Expenses; Indemnity; Damage Waiver.

(a)                                 Subject to the Priority of Payments, the Company shall pay (1) all reasonable and documented out-of-pocket expenses incurred by the Agents, the Collateral Administrator, the Intermediary and their respective Related Parties, including the fees, charges and disbursements of counsel for the Agents, the Collateral Administrator and the Intermediary, in connection with the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (2) all reasonable and documented out-of-pocket expenses incurred by the Agents, the Collateral Administrator, the Intermediary and the Lenders, including the reasonable fees, charges and disbursements of any counsel for the Agents and one additional counsel for all other Lenders (and local counsel), the Collateral Administrator and the Intermediary, in connection herewith, including the enforcement or protection of their rights in connection with this Agreement, including their rights under this Section, or in connection with the Financings provided by them hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Financings.

(b)                                 Subject to the Priority of Payments, the Company shall indemnify the Agents, the Collateral Administrator, the Intermediary, the Lenders and each Related Party of any of the foregoing persons (each such person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (1) the execution or delivery of this Agreement or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations or the exercise of the parties thereto of their respective rights or the consummation of the transactions contemplated hereby, (2) any Financing or the use of the proceeds therefrom, or (3) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (A) the gross negligence or willful misconduct of such Indemnitee and/or its Related Parties or (B) the material noncompliance by the Administrative Agent or the Financing Providers of their respective obligations under this Agreement.  This Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)                                  To the extent permitted by applicable law, no party shall assert, and hereby waives, any claim against any other party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement, instrument or transaction contemplated hereby, any Financing or the use of the proceeds thereof.

SECTION 10.05                 Amendments.  No amendment, modification or waiver in respect of this Agreement will be effective unless in writing (including, without limitation, a writing evidenced by a facsimile transmission or electronic mail) and executed by each of the Company, the Agents, the Required Financing Providers, the Collateral Administrator, the Securities Intermediary and the Bank; provided, however, that any amendment to this Agreement that the Administrative Agent determines in its commercially reasonable judgment is necessary to effectuate the purposes of Section 1.04 hereof following the occurrence and during the continuance of an Event of Default or following the occurrence of a Market Value Cure Failure shall not be required to be executed by any party hereto; provided, further, that the Administrative Agent may waive any of the Eligibility Criteria and the requirements set forth in Schedule 4 or Schedule 5 in its sole discretion.

SECTION 10.06                 Confidentiality.  Each Agent, the Collateral Administrator, the Intermediary and each Lender (and, with respect to the material terms of this Agreement, the Company) agrees to maintain the confidentiality of the Information until the date that is two (2) years after receipt of such Information (or, (1) with respect to Information relating to or provided by an obligor in respect of a Portfolio Investment, for a period commencing upon receipt thereof and ending on the date on which the confidentiality obligations of the Company with respect to such obligor terminate or (2) with respect to Information relating to the financial and other material terms of this Agreement, until the date that is one (1) year after the Maturity Date), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (and, in the case of the Company, to Antares HoldCo and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors) (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority (including any self-regulatory authority), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 10.06, to (x) any assignee of or Participant in (to the extent such Person is permitted to become an assignee or Participant hereunder), or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (y) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Company and its obligations, (vii) with the consent of the Company (or the Administrative Agent, in the case of a disclosure by the Company) or (viii) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 10.06 by the delivering party or its Affiliates or (y) becomes available to any Agent, the Collateral Administrator, the Intermediary or any Lender on a nonconfidential basis from a source other than the Company.  For the purposes of this Section 10.06, any Person required to maintain the confidentiality of Information as provided in this Section 10.06 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.  Nothing in this Section 10.06 shall be deemed to prohibit the Company from disclosing, or permitting Parent or its Affiliates to disclose, general information concerning the loan facility provided herein, including the existence of this Agreement, the identity of the lender, the size of the commitments hereunder, the aggregate outstanding principal amount of the Advances, the permitted uses of the proceeds of Advances, the non-call period applicable to this facility, the Maturity Date, the applicable interest rates and the amounts of fees payable by the Company (which information shall not include any other specific terms of this Agreement, including, without limitation, any such other specific terms set forth in the exhibits and schedules hereto) in securities offering materials or financial reports to the extent that such disclosing party reasonably determines that such disclosure is necessary or advisable to comply with its legal obligations in connection with the offering of securities (or, in the case of financial reports, other applicable law).  The Company shall provide a copy of any such disclosure in any securities offering materials to the Administrative Agent as soon as reasonably practicable.

SECTION 10.07      Successors; Assignments.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Company may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Financing Provider (and any attempted assignment or transfer by the Company without such consent shall be null and void).  Except as expressly set forth herein, nothing in this Agreement, expressed or implied, shall be construed to confer upon any person any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Subject to the conditions set forth below, any Lender may assign to one or more (i) banks or other financial institutions (or Affiliates thereof) or (ii) if an Event of Default has occurred and is continuing or a Market Value Cure Failure has occurred, any Person, all or a portion of its rights and obligations under this Agreement (including all or a portion of its Financing Commitment and the

Advances at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment if such assignment is to an Affiliate or affiliate fund or another Lender.  Notwithstanding anything in this Section 10.07 to the contrary, no assignment may be made to (x) any Disqualified Lender or (y) any person that, as of the date of such assignment, has long-term unsecured credit ratings that are below the lower of (A) A3 from Moody’s Investors Service, Inc. or A- from S&P Global Ratings and (B) the then-current long term unsecured credit ratings assigned to JPMCB by such rating agencies, without the consent of the Company unless an Event of Default has occurred and is continuing or a Market Value Cure Failure has occurred.

Assignments shall be subject to the following additional conditions:  (A) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; and (B) the parties to each assignment shall execute and deliver to the Administrative Agent an assignment and assumption agreement in form and substance acceptable to the Administrative Agent and shall include a representation by the assignee to the Company, the Administrative Agent and the assigning Lender that such assignee is not a Disqualified Lender or an Affiliate of a Disqualified Lender.

Subject to acceptance and recording thereof below, from and after the effective date specified in each assignment and assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such assignment and assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such assignment and assumption, be released from its obligations under this Agreement (and, in the case of an assignment and assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto as a Lender but shall continue to be entitled to the benefits of Section 10.04).

The Administrative Agent, acting for this purpose as an agent of the Company, shall maintain at one of its offices in the United States a copy of each assignment and assumption delivered to it and the Register.  The entries in the Register shall be conclusive absent manifest error, and the parties hereto shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender and the owner of the amounts owing to it hereunder as reflected in the Register for all purposes of this Agreement, notwithstanding notice to the contrary.  Upon its receipt of a duly completed assignment and assumption executed by an assigning Lender and an assignee, the Administrative Agent shall accept such assignment and assumption and record the information contained therein in the Register.

(c)           Any Lender may, without the consent of the Company or the Administrative Agent, sell participations to one or more banks or other Persons other than (unless the Company has consented, an Event of Default has occurred and is continuing or a Market Value Cure Failure has occurred) a Disqualified Lender (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Financing Commitment and the Advances owing to it); provided that (1) such Lender’s obligations under this Agreement shall remain unchanged, (2) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (3) the Company, the Agents and the other Financing Providers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the Participant shall not be in privity with the Company.  Any agreement or instrument pursuant to which a Lender sells such a participation shall (i) include a representation by the Participant that such Participant is not a Disqualified Lender or an Affiliate of a Disqualified Lender and (ii) provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any Material Amendment that affects such Participant.  As used herein, “Material Amendment” means any amendment, modification or supplement to this Agreement that (i) increases the Financing Commitment of any Lender, (ii) reduces the principal amount of any Advance or reduces the rate or calculation basis of interest thereon, or reduces any fees payable hereunder, (iii) postpones the scheduled date of payment of the principal amount of any Advance, or any interest thereon, or any other amounts payable hereunder, or reduces the amount of, waives or excuses any such payment, or postpones the scheduled date of expiration of any Financing Commitment, (iv) changes any provision in a manner that would alter the pro rata sharing of payments required hereby, or (v) changes any of the provisions of this Section or the definition of “Required Financing Providers” or any other provision hereof specifying the number or percentage of Financing Providers required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder.

(d)           Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and related interest amounts) of each Participant’s interest in the Advances or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form for U.S. federal income tax purposes or such disclosure is otherwise required thereunder.  The entries in the Participant Register shall be conclusive absent manifest error, and each Person whose name is recorded in the Participant Register shall be treated as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.  The Company agrees that each Participant shall be entitled through the Lender granting such participation (and for the avoidance of doubt shall have no direct rights against the Company) to the benefits of Sections 3.01(e) and 3.03 (subject to the requirements and limitations therein, including the requirements under Section 3.03(f) (it being understood that the documentation required under Section 3.03(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 3.04 as if it were an assignee under Section 10.07(b) and (B) shall not be entitled to receive any greater payment under Sections 3.01(e) and 3.03, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees to use reasonable efforts to effectuate the provisions of Section 3.04(b) with respect to any Participant.

(e)           Notwithstanding the foregoing, unless an Event of Default has occurred and is continuing or a Market Value Cure Failure has occurred, no assignment may be made or participation sold to a Disqualified Lender without the prior written consent of the Company; provided that inclusion as a Disqualified Lender shall not apply retroactively to disqualify any Persons that have previously acquired an assignment or participation in the applicable Financing Commitment and Advances if such Person was not included as a Disqualified Lender at the time of such assignment or participation; and provided, further, that, notwithstanding anything to the contrary herein, the Administrative Agent shall be permitted to disclose to the Lenders and Participants and to prospective Lenders and Participants (i) the identities of the Disqualified Lenders and (ii) the definition of “Affiliate” in this Agreement.  Notwithstanding anything to the contrary herein, the Company and the Lenders acknowledge and agree that the Administrative Agent shall have no responsibility or liability for monitoring or enforcing the list of Disqualified Lenders or for any assignment made or participation sold to a Disqualified Lender unless

(i) such assignment or participation results from the Administrative Agent’s gross negligence, bad faith or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable judgment) or (ii) such assignment or participation results from a material breach of the Loan Documents by the Administrative Agent (as determined by a court of competent jurisdiction in a final and non-appealable judgment).

SECTION 10.08      Non-Recourse.  Notwithstanding any other provision of this Agreement or of any other Loan Document, the Secured Obligations are limited recourse obligations of the Company, payable solely from the Collateral as applied in accordance with the Priority of Payments pursuant to this Agreement and, on the exhaustion of the Collateral, all Secured Obligations of and all claims against the Company arising under this Agreement or any other Loan Document or any transactions contemplated hereby or thereby shall be extinguished and shall not thereafter revive.  No recourse shall be had for the payment of any amount owing in respect of the Advances against any Affiliate, shareholder, manager, officer, director, employee or member of the Company (solely in their capacities as such) or successors or assigns for any amounts payable in respect of the Secured Obligations or this Agreement.  It is understood that the foregoing provisions of this Section 10.08 shall not (1) prevent recourse to the Collateral for the sums due or to become due under any security, instrument or agreement which is part of the Collateral or (2) constitute a waiver, release or discharge of any Secured Obligation until such Collateral has been realized, whereupon any outstanding indebtedness or obligation shall be extinguished.  It is further understood that the foregoing provisions of this section shall not limit the right of any person to name the Company as a party defendant in any Proceeding or in the exercise of any other remedy under this Agreement or any other Loan Document, so long as no judgment in the nature of a deficiency judgment or seeking personal liability shall be asked for or (if obtained) enforced against any such person or entity.  The Administrative Agent and the Financing Providers, in extending credit to the Company, have relied on the existence of the Company as an entity separate and distinct from any other entity (including any shareholder, manager, officer, director, employee or member of the Company) and are not treating the Company and any other Person, including, without limitation, any Parent Entity, as one and the same entity, or as a single economic unit, and the Administrative Agent and the Financing Providers are not relying on the assets or creditworthiness of any Person other than the Company for the repayment of the Advances and the payment and performance of other obligations in respect of this Agreement and the other Loan Documents.

SECTION 10.09      Governing Law; Submission to Jurisdiction; Etc.

(a)           Governing Law.  This Agreement will be governed by and construed in accordance with the law of the State of New York.

(b)           Submission to Jurisdiction.  With respect to any suit, action or proceedings relating to this Agreement (collectively, “Proceedings”), each party hereto irrevocably (i) submits to the non-exclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City and (ii) waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have any jurisdiction over such party.  Nothing in this Agreement precludes any party hereto from bringing Proceedings in any other jurisdiction, nor will the bringing of Proceedings in any one or more jurisdictions preclude the bringing of Proceedings in any other jurisdiction.

(c)           Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW,

ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 10.10      Counterparts.  This Agreement may be executed in any number of counterparts by facsimile or other written form of communication including electronic mail, each of which shall be deemed to be an original as against the party whose signature appears thereon, and all of which shall together constitute one and the same instrument.

SECTION 10.11      Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 10.12      Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Advance, together with all fees, charges and other amounts which are treated as interest on such Advance under Applicable Law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Advance in accordance with Applicable Law, the rate of interest payable in respect of such Advance hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Advance but were not payable as a result of the operation of this Section 10.12 shall be cumulated and the interest and Charges payable to such Lender in respect of other Advances or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 10.13          Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in this Agreement or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under this Agreement may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(1) a reduction in full or in part or cancellation of any such liability;

(2) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement; or

(3) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

As used herein:

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as a deed by their respective authorized officers as of the day and year first above written.

BCSF COMPLETE FINANCING SOLUTION LLC, as Company

By:
Name:
Title:

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Collateral Agent

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Securities Intermediary

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Bank

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Collateral Administrator

By:
Name:
Title:

The Financing Providers

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Lender

By:
Name:
Title:

2